UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

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SPIRIT REALTY CAPITAL, INC.
(Name of Registrant as Specified in Its Charter)
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2727 North Harwood Street Suite 300 Dallas, TX 75201 March 23, 2023

Dear Fellow Shareholders,

Thank you for your confidence in Spirit. We present this year’s Proxy Statement and invite you to our 2023 Annual Meeting of Shareholders on May 3, 2023 at 8:30 a.m. Central Time to be held at our headquarters located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201. You may attend in person or by proxy.

Outlined below are some of our significant efforts and achievements in 2022:

Superior Financial Results

Acquired $1.4 billion in real estate assets across 172 high-quality properties and invested $113.8M in revenue producing expenditures, with a weighted average initial capitalization rate of 6.65%

Generated $323.7 million in gross proceeds from the disposition of 60 properties, including 42 occupied properties with a weighted average disposition capitalization rate of 5.47% for the occupied properties

Continued accessing the capital markets, including generating net proceeds of $595.5 million from the issuance of shares of common stock, closing on a $1.2 billion multicurrency unsecured revolving credit facility, and entering into $1.3 billion in term loans

Environmental, Social and Governance Highlights

Released our first annual ESG Report aligned with the Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”)

Winner of Nareit’s 2022 Diversity, Equity & Inclusion Silver Award

Named a 2022 DFW Top Place to Work by the Dallas Morning News

Named a 2022 Green Lease Leader, Silver by the Institute for Market Transformation and the Department of Energy’s Better Building Alliance

Board and Committee oversight of ESG-matters, as shown in the ESG Oversight chart on page 10 of the Proxy Statement.

Continued focus on diversity and refreshment of our Board. Our 2023 Board nominee slate is 44% female.

On behalf of the Board of Directors, we thank you for your commitment to Spirit and ask for your support on the matters described in this Proxy Statement so that we can continue to produce positive results and increase long-term shareholder wealth going forward.

Richard I. Gilchrist Chairman of the Board	Jackson Hsieh CEO and President

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Date & Time:	Place:	Record Date:	Outstanding Shares on Record Date:
May 3, 2023, 8:30 a.m. Central Time	2727 N. Harwood Street, Suite 300, Dallas, TX 75201. For more information, see the “Questions and Answers” section of the Proxy Statement.	March 9, 2023	141,303,971

ITEMS OF BUSINESS AND RECOMMENDATIONS:

Proposal No.	Description	Board’s Recommendation	Page
1	The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR each of the 9 nominees	65
2	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	77
3	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement	FOR	78

Shareholders may also be asked to consider such other business as may properly come before the Shareholders at the Annual Meeting or any postponements or adjournments thereof. We have not received notice of any other proposals to be presented at the Annual Meeting.

Admission Procedures:

In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license) and proof of ownership of shares of our common stock on March 9, 2023, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 9, 2023;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker or custodian.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Spirit Realty Capital | 2023 Proxy Statement

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2023: This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Annual Report to Shareholders for the fiscal year ended December 31, 2022 are available at www.proxydocs.com/SRC. More information regarding proxy voting, proxy materials, and attending the annual meeting can be found in the “Questions and Answers” section of the Proxy Statement.

By Order of our Board of Directors,

Rochelle Thomas,

Executive Vice President,

General Counsel and Secretary

Spirit Realty Capital | 2023 Proxy Statement

Spirit Realty Capital | 2023 Proxy Statement

ANNUAL MEETING INFORMATION

2023 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation and its affiliates (“Spirit,” “we,” “us” or the “Company”), of proxies to be exercised at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement(s) or adjournment(s) thereof.

DATE: Wednesday, May 3, 2023

TIME: 8:30 a.m. Central Time

LOCATION: Spirit Headquarters, 2727 N. Harwood Street, Suite 300, Dallas, TX 75201

DATE OF DISTRIBUTION: The Notice of Internet Availability of Proxy Materials were made available and mailed on or about March 23, 2023

VOTING

Holders of our common stock at the close of business on March 9, 2023 are entitled to receive notice of and to vote their shares at the Annual Meeting. If you own shares registered in your name with our transfer agent, American Stock Transfer & Trust Company (a “shareholder of record”), you may vote:

BY TELEPHONE Vote your shares by proxy by calling 1-866-256-1217, 24-hours a day, seven days a week until the start of the Annual Meeting. Please have your notice or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

VIA THE INTERNET Vote your shares by proxy via the website www.proxypush.com/SRC 24-hours a day, seven days a week until the start of the Annual Meeting. Please have your notice or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

BY MAIL Vote your shares by proxy by signing, dating and returning a proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

BY ATTENDANCE AT THE ANNUAL MEETING Vote your shares by attending the Annual Meeting and depositing your proxy card at the registration desk or completing a ballot that will be distributed at the Annual Meeting upon request. See the “Questions and Answers” section of this Proxy Statement for more information.

Beneficial Owners

If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker or other custodian to bring with you to the Annual Meeting to demonstrate your authority to vote. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2023 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1 or Proposal 3.

Spirit Realty Capital | 2023 Proxy Statement	1

ANNUAL MEETING INFORMATION

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations.

EXPENSES AND SOLICITATION

Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited in person, by telephone or e-mail, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

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PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout the Proxy Statement. Please read the entire Proxy Statement before casting your vote. Note that certain financial measures contained within this Proxy Statement (AFFO Per Share, Annualized Adjusted EBITDAre, and Adjusted Debt to Annualized Adjusted EBITDAre) are not calculated according to U.S. generally accepted accounting principles (“GAAP”). Please see Annex A for a reconciliation of these non-GAAP measures.

2022 BUSINESS HIGHLIGHTS

Spirit is a real estate investment trust (“REIT”) which primarily invests in single-tenant, operationally essential real estate assets throughout the United States, which are leased on a long-term triple-net basis to high-quality tenants with operations in retail, industrial, and certain other industries. Our operating strategy is to provide our shareholders with predictable earnings and dividend growth. We are proud of our accomplishments over the past year:

2022 COMPENSATION HIGHLIGHTS

Commitment to Pay-for-Performance

In 2022, 100% of our Named Executive Officers’ (defined herein) annual long-term incentive plan (“LTIP”) equity awards were tied to performance. The following graphs show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and equity awards, for all of our Named Executive Officers in 2022.

Spirit Realty Capital | 2023 Proxy Statement	3

[1]	Performance Share awards were calculated for purposes of the above graphics using the grant date fair value calculated in accordance with ASC Topic 718

2022 ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

At Spirit, we believe implementing environmental, social and governance (ESG) practices throughout our operations will drive long term value for our shareholders. Our Nominating and Corporate Governance Committee has key responsibility for ESG oversight and making ESG-related recommendations to the full Board.

Corporate Governance Highlights

Our Board aims to implement governance practices designed to promote the long-term interests of shareholders and strengthen Board and management accountability. Key elements of our governance program include:

Board of Directors	Governance Highlights

✓  Independent Chair

✓  Board regularly meets in executive sessions, including without the presence of our CEO

✓  Board oversight and engagement on environmental, social, and governance matters

✓  Diverse Board including gender, race/ethnicity, tenure, age, and experience

✓  Majority vote standard for director elections, to amend/repeal Bylaw provisions without subject matter restrictions and shareholder right to call special meeting

✓  Minimum stock ownership policy for Board

✓  Active shareholder engagement program

✓  Regular Board review of CEO and senior management succession plans

4	Spirit Realty Capital | 2023 Proxy Statement

Our current Board is composed of directors who collectively have what we believe is the right mix of skills, professional experience and expertise to effectively oversee management. Specifically, our directors have backgrounds in finance, M&A, real estate, risk oversight, and stakeholder value initiatives, among other skills relevant to Spirit’s strategic goals.

Spirit Realty Capital | 2023 Proxy Statement	5

VOTING ITEMS

Proposals to be Voted on and Board Voting Recommendations

Proposal No.	Description	Board’s Recommendation	Page
1	The election of nine directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR each of the 9 nominees	65
2	Ratification of the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023	FOR	77
3	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement	FOR	78

6	Spirit Realty Capital | 2023 Proxy Statement

OUR EXECUTIVE OFFICERS

Below is certain biographical information concerning our Executive Officers. Ages shown are as of the Record Date. Each of our Executive Officers serve on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy.

Name, Age, Position	Business Experience

Jackson Hsieh, Age 62 President and Chief Executive Officer (effective May 8, 2017)

Jackson Hsieh serves as President and Chief Executive Officer in addition to serving as a Director on the Board of Directors. Prior to joining Spirit in September 2016, Jackson served as Managing Director and Vice Chairman of Investment Banking at Morgan Stanley, Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, and in various other leadership roles which include a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc. Jackson is a graduate of the University of California at Berkeley and earned a master’s degree from Harvard University.

Michael Hughes, Age 48 Executive Vice President, Chief Financial Officer (effective April 1, 2018)

Michael Hughes serves as Executive Vice President and Chief Financial Officer. Prior to joining Spirit in April 2018, Michael served as Executive Vice President and Chief Financial Officer at FelCor Lodging Trust from 2013 through the close of the company’s merger with RLJ Lodging Trust in 2017. Prior to that, he held various roles in corporate finance at FelCor from 2006 to 2013 and held multiple roles at Wyndham International, Inc. from 2002 to 2006, most recently serving as Vice President, Corporate Finance. Michael earned a bachelor’s degree in business from Rhodes College and is a holder of the Chartered Financial Analyst® designation.

Ken Heimlich, Age 57 Executive Vice President, Chief Investment Officer (effective January 1, 2021)

Ken Heimlich serves as Executive Vice President and Chief Investment Officer. From 2018 to 2021, Ken served as Executive Vice President, Asset Management. Ken has extensive experience in the REIT industry having served as Managing Principal at Capital Formation, LLC, a net lease real estate advisory firm, as well as in several senior leadership roles at GE Capital, Franchise Finance. During his tenure at GE Capital, he successfully led the IPS and Surplus platforms for a 2,000+ property portfolio, built and directed a nationwide retail development platform, and managed a 500-property triple net lease portfolio. Ken earned a bachelor’s degree in finance from Eastern Illinois University.

Jay Young, Age 53 Executive Vice President, Chief Administrative Officer and Chief Legal Officer (effective January 20, 2022)

Jay Young serves as Executive Vice President, Chief Administrative Officer and Chief Legal Officer. From 2016 to 2021, Jay served as Executive Vice President, General Counsel and Secretary. Prior to joining Spirit in April 2016, Jay served as Senior Vice President and General Counsel for Wingstop, Inc., Senior Vice President and General Counsel for CEC Entertainment, and in-house counsel for Wachovia Corporation and UBS. Jay earned a bachelor’s degree in economics from Southern Methodist University, a Juris Doctorate from the University of Oklahoma College of Law and a Master of Business Administration from the University of Oklahoma Price College of Business.

Spirit Realty Capital | 2023 Proxy Statement	7

OUR EXECUTIVE OFFICERS

Name, Age, Position	Business Experience

Rochelle Thomas, Age 39 Executive Vice President, General Counsel and Secretary (effective January 20, 2022)

Rochelle Thomas serves as Executive Vice President, General Counsel and Secretary. In 2021, Rochelle served as Senior Vice President, Deputy General Counsel. Prior to joining Spirit in June 2016, Rochelle was a senior associate with the international law firm of Vinson & Elkins LLP, where she focused her practice on a broad range of sophisticated commercial real estate matters, including acquisitions, dispositions, complex commercial leases and financings. Rochelle earned a bachelor’s degree with honors in history and political science from The Ohio State University and a Juris Doctorate from the University of Pennsylvania Law School.

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CORPORATE GOVERNANCE

Spirit aims to implement strong corporate governance principles and practices, which we believe serve the long-term interests of our shareholders by promoting effective risk oversight and management accountability.

LEADERSHIP and INDEPENDENCE	• Independent Chairperson of the Board • 8 of 9 Director Nominees are independent • Independent Board committees

ACCOUNTABILITY and RESPONSIVENESS	• Annual election of all Directors • Regular shareholder outreach • Comprehensive annual Board evaluations • Committee Chair Rotation

SHAREHOLDER RIGHTS

•  No dual class common stock – 1 vote per 1 share

•  Majority voting standard in director elections

•  50% threshold to amend Bylaws

•  Plurality voting standard in contested elections

•  Opted out of the Maryland Unsolicited Takeover Act (MUTA)

EFFECTIVENESS and ALIGNMENT

•  Board diversity across multiple factors

•  Appropriate Board succession planning

•  Board review of senior management succession planning

•  Minimum stock ownership requirements for Board members and executives

•  Hedging and Risk Management Policy and Hedging Committee of the Board of Directors

EFFECTIVE CONTROLS

•  Disclosure Committee, a Company committee with established controls for timely and accurate disclosures

•  Regular evaluation of related party transactions pursuant to the Related Party Transaction Policy

•  Board Investment Committee responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions

•  Annual evaluation of Director independence

OUR BOARD OF DIRECTORS

We believe that strong corporate governance starts with having an independent,

diverse, engaged, and highly skilled Board, and we believe the Spirit Board meets all of these criteria.

Leadership Structure

Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. At the current time, the Board believes that our existing leadership structure—under which our Lead Independent Director is the Chairman of the Board—effectively allocates authority, responsibility and oversight between management and the independent members of our Board and achieves the best-suited governance model for us and for our shareholders.

Spirit Realty Capital | 2023 Proxy Statement	9

CORPORATE GOVERNANCE

The roles of Chairman of the Board and Chief Executive Officer have been separated since May 2017. This leadership structure gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the Chairman of the Board facilitates our Board’s independent oversight of management and promotes communication between management and our Board. Richard Gilchrist serves as Lead Independent Director and Chairman of the Board.

ESG OVERSIGHT

Our ESG efforts are ultimately overseen by our Board and committees thereof. Our Nominating and Corporate Governance Committee has key responsibility for ESG oversight and making ESG-related recommendations to the full Board. Our Audit and Compensation Committees also oversee ESG-related responsibilities specific to their committee scope. We have also established several committees that meet regularly and report to Spirit’s Executive Leadership Team (“ELT”), which report to our Board. Members of Spirit’s senior management sit on most of the internal ESG committees to remain informed, as well as to be involved in decision-making. The chart below outlines the flow of ESG reporting within our organization:

10	Spirit Realty Capital | 2023 Proxy Statement

CORPORATE GOVERNANCE

Key Areas of Board and Committee Oversight

As outlined in the flow chart above, our engaged Board oversees Spirit’s human capital management, community, and environmental initiatives, among other ESG issues. In 2022, our full Board or Board committees received updates or discussed environmental, human capital management or social matters affecting the Company on at least eleven occasions.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board Investment Committee	Full Board of Directors

Corporate Strategy					•

Enterprise Risk Management	•				•

Legal and Regulatory Compliance	•				•

Certain Real Estate Acquisitions				•	•

Cyber Security	•				•

Environment			•		•

Climate Change			•		•

Human Capital Management			•		•

Diversity and Inclusion			•		•

Shareholder Engagement		•			•

Board and Executive Succession			•		•

CEO Evaluation and Compensation		•			•

Board Diversity

Spirit strongly believes that diversity is an important factor in board effectiveness. This diversity – across gender, tenure, age, race/ethnicity, and experience – brings with it a diversity of ideas and perspectives that support the Board’s role in overseeing the Company’s ongoing strategic objectives.

Our 2023 Director nominee composition reflects this focus on diversity. We have four female directors (Diana Laing, Elizabeth Frank, Michelle Frymire and Kristian Gathright) and one racially/ethnically diverse director (Jackson Hsieh).

Independence

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of independent directors. Under the NYSE listing standards, in addition to other factors, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, shareholder or officer of an organization that has a relationship with such company).

Spirit Realty Capital | 2023 Proxy Statement	11

CORPORATE GOVERNANCE

At least annually, the Nominating and Corporate Governance Committee evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the director nominees qualifies as “independent” under the NYSE listing standards (except for Jackson Hsieh due to his employment as our Chief Executive Officer and President.)

Board Engagement and Attendance

In effectuating the Board’s guidance and oversight role, our Board held a total of seven meetings during 2022. Evidencing a strong commitment to the Company, the majority of directors attended 100% of the Board meetings held in 2022 that occurred while they were serving as a Director, with each Director attending at least 91% of the total meetings of the Board and all committees on which she or he served during the time of service.

Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board and Committee meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors.

We strongly encourage, but do not require, Directors to attend our annual meetings of shareholders. We had full attendance by our Board members at the 2022 annual meeting. We have scheduled the Annual Meeting at a time and date to permit attendance by Directors and intend to make every effort to do so for future annual meetings of the shareholders, taking into account the directors’ schedules and the timing requirements of applicable law.

Annual Board Assessment Process

The Board recognizes that a comprehensive and constructive evaluation process is critical to our Board’s ongoing effectiveness and a key component of good corporate governance. In 2022, we performed assessments using a thorough evaluation process that has been developed over the years. Our robust annual review involves assessing our full Board and our committees, with a focus on numerous areas – composition, structure, competencies, processes and policies, and behaviors. The evaluation process is also used to consider Board succession planning and refreshment.

Board Composition and Refreshment

The Nominating and Corporate Governance Committee performs an annual assessment of the skills and experience needed to properly oversee the interests of the Company and recommends to the Board for nomination such candidates that meet these qualifications.

The Nominating and Corporate Governance Committee also considers diversity as an important factor in determining composition of the Board. Over the past few years our active refreshment process has led to the appointment of Diana Laing, Elizabeth Frank, Michelle Frymire, Kristian Gathright and Thomas Sullivan, each of whom offer differentiated perspectives and diversity to the Board. Currently, 44% of our Board is female. Furthermore, there is significant diversity in the length of service amongst our Board members, with tenures ranging from fourteen years to two years. Such diversity illustrates that Spirit values both new perspectives and the deep institutional knowledge of longer-tenured directors.

The Nominating and Corporate Governance Committee also oversees our comprehensive onboarding program for new directors which includes a combination of written materials, oral presentations and meetings in which the new members receive detailed information about Spirit’s history, culture, risk framework, ethics, investment strategy and other policies that are applicable to directors, as well as Spirit’s approach to human capital management, diversity and inclusion, environmental concerns and other social issues.

Director Stock Ownership Guidelines

The purpose of the stock ownership guidelines is to align the interests and actions of non-employee directors with the long-term interests of shareholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold shares equal in value to five times the annual Board retainer paid to such non-employee director (excluding any additional retainers paid for service on or chairing a committee or as chairperson of the Board). Directors who were appointed within the preceding three years of the date of the new stock ownership guidelines, or appointed thereafter, have a five-year grace period to meet the requirements.

12	Spirit Realty Capital | 2023 Proxy Statement

CORPORATE GOVERNANCE

Board Governance Documents

The Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer. To view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Human Rights Policy, Anti-Corruption Policy, and Whistleblower Policy, please visit the Corporate Governance section of our website at www.spiritrealty.com. Each of these governing documents is also available, free of charge, in print to any shareholder who sends a written request to such effect to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.

How to Communicate with Directors

Shareholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com. Additionally, shareholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

BOARD COMMITTEES

Our Board has three primary standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Governance section of our website at www.spiritrealty.com or available, free of charge, upon request directed to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.

Additionally, our Board has a Board Investment Committee which consists of, at minimum, three independent directors and is responsible for the review and approval of certain real estate acquisitions. The members of the Board Investment Committee are appointed by the Board and may be removed by the Board at any time, with or without cause. In 2020, the Board appointed Richard Gilchrist, Kevin Charlton, and Diana Laing to serve as members of the Board Investment Committee. These members continued to serve in 2022.

The Board committees met 16 times in the aggregate during 2022, with a majority of the committee members from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings which occurred while they were a director and member of the applicable committee. The table below provides 2022 membership and meeting information for each of our primary Board committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kevin M. Charlton		Member

Elizabeth F. Frank	Member		Member

Michelle M. Frymire	Member		Member

Kristian M. Gathright			Member

Richard I. Gilchrist		Member

Diana M. Laing	Chairperson

Nicholas P. Shepherd		Member	Chairperson

Thomas J. Sullivan		Chairperson

Total Meetings in 2022	7	5	4

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AUDIT COMMITTEE

Chair         Diana Laing                Members        Elizabeth Frank     Michelle Frymire

Roles and Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including, but not limited to, oversight of:

• the quality and integrity of our financial statements	• the performance of our internal controls over financial reporting and disclosure controls and procedures
• our risk assessment and mitigation strategy, including our enterprise risk management	• our compliance with legal and regulatory requirements
• our policies and procedures with respect to related party transactions, cybersecurity and data privacy	• the independent registered public accounting firm’s qualifications, independence and performance

The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. The Company’s internal audit firm is responsible for preparing and executing an annual internal audit plan and for SOX compliance, all of which is reported directly to the Audit Committee on a regular basis.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management teams. The Audit Committee regularly meets separately in executive session, outside the presence of management, with our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act.

Members and the Chair of the Audit Committee are appointed annually by the Board and may be removed from the Committee by the Board in its discretion at any time. The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards. Furthermore, the Board has determined that Diana Laing and Michelle Frymire are audit committee financial experts as defined by the SEC.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2022 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Diana M. Laing, Chair

Elizabeth F. Frank

Michelle M. Frymire

*

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

14	Spirit Realty Capital | 2023 Proxy Statement

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Chair         Nicholas Shepherd                 Members        Elizabeth Frank        Michelle Frymire        Kristian Gathright

Roles and Responsibilities

The Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, including, but not limited to, the following:

• identifying individuals qualified for election and re-election as Board members and recommending director nominees to the Board for election	• generally advising the Board on corporate governance and related matters
• committee structure and composition recommendations	• developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics
• overseeing self-assessments performed annually by the Board and committees	• overseeing key ESG-related issues and policies

The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable. Members and the Chair of the Nominating and Corporate Governance Committee are appointed annually by the Board and may be removed from the Committee by the Board at any time in its discretion. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.

QUALIFICATIONS OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee performs an annual assessment of the skills and experience needed to properly oversee the interests of the Company and recommends to the Board for nomination such candidates that meet these qualifications. When identifying and recommending director candidates to the Board, the Nominating and Corporate Governance Committee may consider criteria or qualifications that it deems appropriate, including, but not limited to: personal and professional ethics, integrity and values; understanding and experience in the Company’s industry; other public or private board service (including potential impact to the Board and Company of a candidate’s service on other boards of directors and the number of other boards of publicly traded companies on which the candidate currently serves); professional background and experience, including ESG related experience; and impact on diversity of background, skills, gender, race, ethnicity and experience of the Board.

PROCESS FOR CONSIDERING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee meets annually, at a minimum, to evaluate the Board and Committee self-assessments, as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessments and evaluations, diversity of the Board, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board, such candidates as the Nominating and Corporate Governance Committee, in its judgment, has found to be well qualified and willing and available to serve. At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its shareholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the information listed under “Nominees’ Skills, Experience and Qualifications.”

Spirit Realty Capital | 2023 Proxy Statement	15

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

SHAREHOLDER RECOMMENDED DIRECTOR NOMINEES

We did not receive any shareholder recommendations for director candidates for election at the 2023 Annual Meeting in compliance with the procedures set forth below. However, if we do receive shareholder recommendations for director election, the Nominating and Corporate Governance Committee’s current process is to review and consider any candidate who has been recommended by shareholders in compliance with the procedures established from time to time by the Nominating and Corporate Governance Committee. However, the Nominating and Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership would violate controlling state law or federal law.

All shareholder recommendations for director candidates to be considered at the annual meeting of shareholders in 2024 must be submitted on or before November 24, 2023 to Investor Relations, Attention: Secretary, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee, and must include the following information: (a) the name and address of record of the shareholder; (b) representation that the shareholder is a record holder of our common stock or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (d) description of the qualifications and background of the proposed director candidate which addresses the items under “Nominees’ Skills, Experience and Qualifications,” as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) description of all arrangements or understandings between the shareholder and the proposed director candidate; (f) consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of shareholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

16	Spirit Realty Capital | 2023 Proxy Statement

COMPENSATION COMMITTEE

Chair         Thomas Sullivan                 Members    Kevin Charlton    Richard Gilchrist    Nicholas Shepherd

Roles and Responsibilities

The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s executive officers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter. The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year to determine the appropriate annual and long-term incentive awards for our executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers.

Furthermore, the Compensation Committee has primary responsibility for:

• the design, review, approval and administration of all aspects of our executive compensation program	• overseeing the Company’s annual shareholder engagement program and participating in certain shareholder meetings
• determining compensation for each of our Named Executive Officers other than our Chief Executive Officer (which is done at the Board level)	• reviewing and approving any change in control agreements or any employment or severance agreements with executive-level officers (other than the Chief Executive Officer)
• establishing and overseeing our executive annual bonus program and equity compensation program	• recommending to the Board for approval, and overseeing, the compensation program for non-executive directors

For 2022, the Compensation Committee elected to continue utilizing the services of Ferguson Partners Consulting (“FPC”), an independent third-party compensation consultant, to assist with the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. FPC also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. Ferguson Partners L.P., an affiliate of FPC, provided leadership development services to the Company in 2022. Such services did not exceed $120,000 for fiscal year 2022. The Compensation Committee reviewed FPC’s independence under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining FPC.

Our senior management team provides support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer competitors as a supplement to the comparative market data prepared by FPC, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally, at each regularly scheduled meeting and at other times as necessary or desirable.

Members and the Chair of the Compensation Committee are appointed annually by the Board and may be removed from the Compensation Committee by the Board at any time in its discretion. The Nominating and Corporate Governance Committee has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “non-employee” directors under Rule 16b-3 of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2022, Kevin Charlton, Richard Gilchrist, Nicholas Shepherd and Thomas Sullivan served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

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ADDITIONAL CORPORATE GOVERNANCE MATTERS

BOARD’S ROLE IN RISK OVERSIGHT

While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks. Our Audit Committee specifically is tasked with oversight of the Company’s risk assessment and mitigation strategy, including oversight of the Company’s enterprise risk management assessment, which it reviews on a quarterly basis.

The Board also has an evaluation and approval role as to certain significant real estate acquisitions meeting thresholds defined in our Board Investment Approval Policy. The Board Investment Committee, consisting solely of independent members, assists the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Corporate Governance—Board of Directors—Leadership Structure.”

HEDGING AND PLEDGING

We maintain a Hedging and Risk Management Policy to ensure compliance with applicable laws including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Commodity Exchange Act, and establish guidelines for the Company’s use of derivatives for hedging purposes.

PUBLIC POLICY MATTERS

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and conduct themselves, and our business, in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established policies and practices with respect to political contributions and other public policy matters that can be found on our website at www.spiritrealty.com.

18	Spirit Realty Capital | 2023 Proxy Statement

RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a Related Party Transaction Policy for transactions between us and any of our officers, directors or their affiliates, greater than 5% beneficial owners of the Company’s common stock, and each of their immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 and the related party has or will have a direct or indirect material interest. Any such transaction must be reviewed and approved or ratified by the Audit Committee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have entered into indemnification agreements with each of our directors and Named Executive Officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Insiders are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company by the Insiders or written representations from the Insiders that no other reports were required with respect to the year ended December 31, 2022, all Insiders timely filed all Section 16(a) reports required to be filed by them for 2022 with the exception of an untimely filing of a Form 4 for Mr. Prakash Parag, the Company’s Chief Accounting Officer, reporting a grant of restricted stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and executive officers, and (3) all of our directors and executive officers as a group, each as of March 9, 2023, unless otherwise indicated in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable as of March 9, 2023 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

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RELATED PARTY TRANSACTIONS

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)

Greater than 5% Shareholders

The Vanguard Group (2)	20,472,067	14.49%

BlackRock, Inc. (3)	18,071,384	12.79%

Cohen & Steers, Inc. and affiliates (4)	16,327,751	11.56%

FMR LLC (5)	9,989,957	7.07%

State Street Corporation(6)	7,714,714	5.46%

Directors, Director Nominees and Executive Officers (7)

Jackson Hsieh (8)	468,990	*

Michael Hughes (9)	61,511	*

Ken Heimlich	46,168	*

Jay Young	2,136	*

Rochelle Thomas	8,834	*

Kevin Charlton	27,371	*

Todd Dunn (10)	22,736	*

Elizabeth Frank	15,067	*

Michelle Frymire	10,533	*

Kristian Gathright	12,959	*

Richard Gilchrist	44,409	*

Diana Laing	13,566	*

Nicholas Shepherd	24,405	*

Thomas Sullivan	8,240	*

All Directors and Executive Officers as a Group (14 persons)	766,925	*

*	Represents less than 1.0%.

(1)	Percentages are based on 141,303,971 shares of our common stock outstanding as of March 9, 2023.

(2)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group (“Vanguard”) has sole power to vote or direct the vote of 0 shares of our common stock, and sole power to dispose or direct the disposition of 20,163,887 shares of our common stock, respectively; and has shared power to vote or direct the vote of 172,864 shares of our common stock, and shared power to dispose or direct the disposition of 308,180, respectively. As of February 9, 2023, Vanguard was the aggregate beneficial owner of 20,472,067 shares of the common stock of the Company which represents 14.49% of our outstanding shares of common stock as of March 9, 2023. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 23, 2023, BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote of 16,870,086, and sole power to dispose or direct the disposition of 18,071,384 shares of our common stock, respectively. As of January 23, 2023, BlackRock was the beneficial owner of 18,071,384 shares of the common stock of the Company which represents 12.79% of our outstanding shares of common stock as of March 9, 2023. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2023, this represents the number of shares of common stock beneficially owned by Cohen & Steers, Inc. (“Cohen & Steers”) either directly or through its affiliates. Cohen & Steers has sole power to vote or direct the vote of 11,680,048 shares of our common stock, and sole power to dispose or direct the disposition of 16,327,751 shares of our common stock, respectively. As of February 14, 2023, Cohen & Steers was the beneficial owner of 16,327,751 shares of the common stock of the Company. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 16,241,928 reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen & Steers Capital”) which represents 11.49% of our outstanding shares of common stock as of March 9, 2023. Cohen & Steers Capital has sole power to vote or direct the vote of 11,645,991 shares of our common stock, and sole power to dispose or direct the disposition of 16,241,928 shares of our common stock, respectively. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 72,352 reported as beneficially owned by Cohen & Steers UK Ltd (“Cohen & Steers UK”) which represents .05% of our outstanding shares of common stock as of March 9, 2023. Cohen & Steers UK has sole power to vote or direct the vote of 20,586 shares of our common stock, and sole power to dispose or direct the disposition of 72,352 shares of our common stock, respectively. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 13,471 reported as beneficially owned by Cohen & Steers Ireland Limited (“Cohen & Steers Ireland”) which represents .01% of our outstanding shares of common stock as of March 9, 2023. Cohen & Steers Ireland has sole power to vote or direct the vote of 13,471 shares of our common stock, and sole power to dispose or direct the disposition of 13,471 shares of our common stock, respectively. The principal address for Cohen & Steers and Cohen & Steers Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH. The principal address for Cohen & Steers Ireland is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.

(5)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2023 jointly by FMR LLC and Abigail P. Johnson (Ms. Johnson is a director, the chairman and the chief executive officer of FMR LLC and may be deemed to have shared beneficial ownership of the common stock held by FMR, LLC). FMR LLC has sole power to vote or direct the vote of 9,798,109 shares of our common stock, and sole power to dispose or

20	Spirit Realty Capital | 2023 Proxy Statement

RELATED PARTY TRANSACTIONS

direct the disposition of 9,989,957 shares of our common stock, respectively. As of February 9, 2023, FMR LLC, was the beneficial owner of 9,989,957 shares of the common stock of the Company which represents 7.07% of our outstanding shares of common stock as of March 9, 2023. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 6, 2023, State Street Corporation (“State Street”) has sole power to vote or direct the vote of 0 shares of our common stock, and sole power to dispose or direct the disposition of 0 shares of our common stock, respectively; and has shared power to vote or direct the vote of 5,811,216 shares of our common stock, and shared power to dispose or direct the disposition of 7,714,714 shares of our common stock, respectively As of February 6, 2023, State Street was the beneficial owner of 7,714,714 shares of the common stock of the Company which represents 5.46% of our outstanding shares of common stock as of March 9, 2023. The address for State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(7)

Number includes shares of time-vested restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of March 9, 2023, Jackson Hsieh, Michael Hughes, Ken Heimlich and Jay Young did not have any unvested restricted shares, excluding shares potentially awardable under performance share awards made to Jackson Hsieh, Michael Hughes, Ken Heimlich, and Jay Young. As of March 9, 2023, Rochelle Thomas had 8,834 unvested restricted shares, excluding shares potentially awardable under performance share awards made to Rochelle Thomas.

(8)	Number includes 108,823 shares of common stock that Jackson Hsieh has an indirect interest in through his spouse and 1,444 held through his sons.

(9)

Number includes 240 shares of common stock that Michael Hughes has an indirect interest in through his spouse, son and daughter (collectively), and 120 shares of common stock held in Michael Hughes’ IRA.

(10)	Todd Dunn did not stand for reelection at the 2022 Annual Meeting and thus the information above is based on the last Form 4 filed by the Company and may no longer be accurate.

Spirit Realty Capital | 2023 Proxy Statement	21

SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

At Spirit, we believe that doing the right thing for our employees, community, and environment leads to better results for our stakeholders and company as a whole. With the full support and oversight of our Board, we have implemented social and environmental practices and policies throughout the operation of our business, thereby demonstrating our focus on being responsible and conscientious in everything that we do as we strive to drive long-term stakeholder value and make the communities in which we operate a better place to live and work. We have documented our social and environmental initiatives in our ESG Report, Corporate Responsibility pages of our website, Environmental Management System, DEI Policy, Anti-Corruption Policy, Human Rights Policy and our Code of Business Conduct and Ethics, each of which can be accessed on our website at www.spiritrealty.com. Neither the website nor its contents (including the reports, pages, policies and other documents referenced here) are incorporated by reference in this Proxy Statement.

ESG OVERSIGHT

Our ESG efforts are overseen by our Board, and specifically our Nominating and Corporate Governance Committee. We have formed several internal working committees that focus on the design and implementation of our ESG initiatives. These committees report to our ELT, who then report to the Nominating and Corporate Governance Committee and Board on a regular-basis throughout the year, including how the Company is tracking with respect to various ESG goals and initiatives. Our ESG Oversight chart depicting this reporting structure is on page 10 in our Corporate Governance section of our Proxy.

DIVERSITY AND INCLUSION

Diversity and Inclusion – At Spirit, we are all different, we are all valued, and we are “All One Team.” We believe a diverse and inclusive workforce, and a culture that respects and appreciates diversity of experience, idea and opinion is important to our success. In line with Company policy, we strive to promote diversity and inclusion in many ways:

•	Equal employment opportunity for all individuals

•	Policies and practices that work to provide a workplace free from discrimination and harassment

•

Diversity, Equity & Inclusion Council, dedicated to developing strategies and best practices for Spirit aimed at fostering a diverse and inclusive workforce, as well as bringing change to society as it relates to diversity, equity and inclusion matters

•	Women’s Leadership Council, formed by and for women within the company to promote and foster the career development of our female talent

•	Mandatory diversity and inclusion trainings and interactive workshops for all employees, at all levels

We believe we have a diverse employee population: As of December 31, 2022, 51% of our employees were female and 30% of our employees were from racial or ethnic minority groups.

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SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

Diversity, Equity & Inclusion Policy

Our efforts in the diversity and inclusion space are formalized in our Diversity, Equity & Inclusion Policy. In this policy, we define what Diversity, Equity and Inclusion means to Spirit and state our commitment to employees, our community, our tenants, and our shareholders.

Spirit Realty Capital | 2023 Proxy Statement	23

SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

24	Spirit Realty Capital | 2023 Proxy Statement

SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

HUMAN CAPITAL MANAGEMENT

Attractive Compensation and Benefits – Spirit strives to award our employees compensation and benefits that are in line or better than those of our peers and competitors, including:

•	Fair and competitive living wages

•	Medical, dental, and vision insurance

•	Maternity and parental leave

•	Flexible work arrangements

•	Short and long-term disability

•	401(k) savings plan and company matching

•	Flexible Spending Accounts and Employee Discount Programs

•	Life and AD&D insurance

Mental and Physical Well-Being – We believe the mental and physical well-being of our employees is an important piece of our business and overall success. Spirit supports its employees’ health and wellness by offering the following:

•	Hybrid in office and remote work environment

•	Regular employee satisfaction surveys

•	Physical work environment designed for health and well-being

•	Annual health and wellness challenges

Social Engagement – Spirit has a passion for fostering a social, collaborative and engaged workforce. We firmly believe that regular social and team building events for our employees encourage socialization, collaboration, and relationship building among our Spirit family – all things that we believe are vital for employee engagement. One example of our passion for a social and engaged workforce is the social and volunteer programming created by our Spirit One Committee.

Recognition – Recognition of our employees’ accomplishments and hard work is a key component of our talent engagement strategy. We actively promote the recognition of our employees, including presenting a “game ball” to one employee or group of employees at each monthly “Town Hall” meeting to recognize their efforts on a particular project or transaction.

Development and Training – We aim to attract the best and brightest talent in the industry and retain them through a culture of collaboration and mutual respect. We will continue to maintain high standards of excellence and expect the best of ourselves and our colleagues as we work to achieve our shared goals. We strive to offer various resources and training to our employees to better position them for success, such as:

•	Executive, officer and director-level individual coaching

•	Leadership training administered by third-party consulting firms

•	Tuition Reimbursement

•	Lunch & Learn presentations on various business and legal topics

•	Direct interactions between the Board of Directors and employees

•	Mandatory Diversity and Inclusion Training

•	Mandatory Information and Technology Security Training

•	Pryor Leaning Membership available for all employees

•	Monthly “Town Hall” meetings with the entire Company led by the CEO to discuss the current status and strategic objectives of the company

COMMUNITY OUTREACH

Spirit aims to be a good corporate citizen by supporting charitable organizations and by encouraging our employees to personally participate in volunteer activities. Spirit is also committed to supporting and encouraging its employees’ contributions to charitable organizations outside of company organized service projects. To assist our employees with charitable giving and augment the impact of their charitable dollars, Spirit has an Employee Gift Matching Program. Under the Employee Gift Matching Program, Spirit matches, up to a certain dollar amount per employee, charitable contributions made by our employees to eligible organizations.

In 2022, Spirit donated over $166,000 through corporate donations and employee gift matching:

Spirit Realty Capital | 2023 Proxy Statement	25

SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

Donated over $166,000 across 43 organizations

- CRISTO REY DALLAS COLLEGE PREP
- PVAM
- Take Me Home PET RESCUE
- CANE ROSSO
- King Baudouin Foundation
- Friends of Dallas Animal Services
- CREW NETWORK FOUNDATION
- MARCH OF DIMES
- LEAGUE OF UNITED LATIN AMERICAN CITIZENS 1929
- GENESIS WOMEN'S SHELTER & SUPPORT
- World Central Kitchen
- North Texas Food Bank
- girls inc.
- Purrfect Angels Animal Rescue
- PAUL QUINN COLLEGE
- AT LAST!
- HOPE FARM
- DALLAS STREET DOG ADVOCATES
- St. Croix Animal Welfare Center — their hearts are in our hands
- Metrocrest Community Services, Inc.
- MEDECINS SANS FRONTIERES DOCTORS WITHOUT BORDERS
- ASIAN AMERICANS ADVANCING JUSTICE
- unicef
- CHASA Children's Hemiplegia and Stroke Association
- AAPD American Association of People with Disabilities
- LDF DEFEND EDUCATE EMPOWER
- TEXAS ELITE SPARTANS
- returned.org
- SPCA OF TEXAS
- network OF COMMUNITY MINISTRIES
- DRESS FOR SUCCESS DALLAS
- Greenspace Dallas
- THE BRIDGE BREAST NETWORK
- Lambda Legal — making the case for equality
- GROUNDWORK Dallas
- WOUNDED WARRIOR PROJECT
- NAMI National Alliance on Mental Illness
- COMMUNITY FOUNDATION of the TEXAS HILL COUNTRY
- DFW Rescue Me — a new leash on life
- the family place
- TEXAS TREES FOUNDATION
- GiveWell REAL CHANGE FOR YOUR DOLLAR

26	Spirit Realty Capital | 2023 Proxy Statement

SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

ENVIRONMENTAL SUSTAINABILITY

With fewer than 100 employees and overseeing a portfolio of properties where the day-to-day management is controlled by tenants, our direct environmental footprint is smaller than REITs that operate their properties, but sustainability is still embedded in our culture. Spirit recognizes that the ownership of commercial real estate can have a significant impact on the environment. We have an Environmental Management System (EMS) that formalizes our company policy of implementing environmental practices at our headquarters and throughout our business. Our EMS outlines Board and Committee oversight of ESG matters, our various environmentally focused internal committees, our “Plan-Do-Check-Act” cycle, the sustainable activities within our portfolio and at our Company headquarters and how we approach environmental risk mitigation.

Environmental Focus of Tenants

As a net-lease real estate investment trust, we invest predominantly in single tenant real estate under absolute net-leases. Thus, Spirit’s tenants are generally responsible for maintaining the leased premises, including controlling their energy usage and implementation of environmentally sustainable practices at each location. While this dynamic does not give us direct control over these sustainability efforts at the properties, we aim to partner with our tenants to collaborate on environmental sustainability opportunities.

For example, in 2022 Spirit conveyed an easement which allowed South Portland Land Trust to construct and maintain a trail in a recreational area that provides the community with a safe way to walk to various businesses in the community and enjoy Clark’s Pond Trail. Spirit was not compensated and covered all legal fees for South Portland Land Trust to accomplish this.

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SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

Our Top Tenants Are Making Public Commitments to Sustainability1

[1]

The data in this graphic is based on publicly available information as of December 31, 2022 and thus may not be current. The percentages are based on Annualized Base Rent (ABR) which represents Base Rent plus earned income from direct financing leases and deferred revenue from development deals for the final month of the reporting period and adjusted to reflect acquisitions and dispositions for that month as if such transactions had occurred as of the beginning of the month, then multiplied by 12.

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SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

Sustainability and Environmental Risk Management Initiatives

- Release of our inaugural **ESG Report** in 2022
- Facilitating a **tenant engagement program** to understand consumption metrics and ways Spirit can partner with tenants to improve functionality and sustainability of our properties
- Distributing **environmental broker training** to educate brokers on the business case for high performance buildings
- Seeking to inform tenants, via training or educational opportunities and information, about **efficiency and resource conservation practices** aimed at assisting tenants in operating their leased property in environmentally sound ways
- Including **comprehensive environmental provisions** in our leases which require the tenant to comply with applicable environmental laws and remediate or take other corrective action should any environmental issues arise and including "green lease" provisions in our base lease form, which we strive to incorporate in all of our new leases, where possible
- For certain leases where Spirit maintains **responsibility for capital improvements** at the leased property or in common areas, considering energy efficiency, water consumption, and environmental impact when performing such improvements or repairs
- In appropriate circumstances, funding our tenant's **environmentally friendly capital improvement projects** to demonstrate our alignment with our tenants on reducing the environmental footprint of our properties
- Maintaining **comprehensive pollution insurance coverage for all properties**, ensuring that should any environmental issues occur, there are resources available to ensure safe and timely remediation
- Conducting **environmental site assessments** before property acquisitions to assess environmental conditions and risks
- Preparing for natural disaster by carrying **"All-Risk"** property and rental value insurance to include fire, wind/hail, earthquake, flood and other extended coverage for our properties and tracking properties in the 100-year flood zone

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SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

Activities at our Headquarters

•	Data collection efforts at our headquarters and select properties to understand emissions data

•	Active recycling and reduced use of plastics

•	Use of an automatic lighting control system

•	Use of ENERGY STAR certified electronics

•	Use of “green” cleaning products and low VOC paint

•	Substantial paper reduction and default double-sided printing

•	Elimination of disposable cups

Environmental Focus Throughout the Community

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SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

Approach to Climate Change

Spirit recognizes that climate change is a global and evolving challenge. Accordingly in 2022, Spirit issued its first ESG Report aligned with the Sustainability Accounting Standards Board (SASB) real estate industry standard and Task Force on Climate-related Financial Disclosures (TCFD) framework.

Climate Strategy

At Spirit, we are focused on identifying potential climate-related risks and subsequent opportunities for mitigation, and we considered climate-related matters in this year’s Enterprise Risk Management assessment. Our ESG Task Force is tasked with evaluating the various climate-related risks and opportunities we face and reporting any findings to the ELT, which then reports to our Nominating and Corporate Governance Committee who holds ultimate climate-related oversight. Going forward, a crucial element of our climate strategy will include tenant engagement and green lease clauses, where possible, to encourage our tenants to become more sustainable through their operations and look for partnership synergies.

Risk Management

Risk management is a priority at Spirit and critical to how we conduct our operations. Identifying and discussing potential risks informs our strategy and priorities as we look towards the future. As part of that focus and as mentioned above, Spirit conducts an Enterprise Risk Management assessment to identify and address which risks internal stakeholders deem material to the business. The results of that assessment help us to determine how those risks should be prioritized and accounted for in our strategy.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Thomas J. Sullivan, Chairperson

Richard I. Gilchrist

Nicholas P. Shepherd

Kevin M. Charlton

This Compensation Discussion and Analysis describes our 2022 compensation program for our principal executive officer (Jackson Hsieh), our principal financial officer (Michael Hughes), and our three other executive officers during 2022 (Ken Heimlich, Jay Young and Rochelle Thomas) (collectively, our “Named Executive Officers” or “NEOs”).

In particular, this discussion and analysis provides an overview of our executive compensation philosophy and objectives, how each element of our executive compensation program is designed to satisfy those objectives, the policies underlying our 2022 executive compensation program and the compensation awarded to our Named Executive Officers for 2022. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.

EXECUTIVE SUMMARY

Our Board and Compensation Committee place emphasis on ensuring our executive compensation program clearly links pay to performance. In 2022, 100% of the LTIP equity grants for each NEO were tied to performance. In addition, the Compensation Committee included an individual ESG-related performance metric in the 2022 cash bonus program, emphasizing Spirit’s commitment to ESG.

2022 Performance Overview

Our executive compensation program is designed to emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, our executive compensation program is designed to assist the Company in attracting and retaining executives critical to our long-term success.

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COMPENSATION DISCUSSION AND ANALYSIS

Highlights for the year ended December 31, 2022 include:

2022 COMPENSATION PROGRAM HIGHLIGHTS

In 2022, the portion of our NEOs’ annual LTIP equity grants tied to performance was 100%

Included an ESG-related goal for determining bonus attainment in connection with each NEO’s individual performance goals

Undertook a fresh evaluation of our peer group for 2022 compensation to ensure alignment of our 2022 programs with those of our peers

2022 Say-on-Pay Voting Results: 96.7% FOR

The Compensation Committee values the perspectives and concerns of our shareholders regarding executive compensation, and our Board has determined that an advisory vote to approve our executive compensation program will be submitted to our shareholders on an annual basis.

At our 2022 Annual Meeting of Shareholders, 96.7% of shares represented at the meeting and eligible to vote, cast votes FOR our executive compensation program.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 Shareholder Engagement Program

In 2022, we completed another successful Shareholder Engagement Program. We contacted each of our top ten shareholders as of September 30, 2022, representing 55.6% of outstanding shares at that time, and hosted calls with five of them. During these calls we addressed a handful of topics including our compensation program, ESG commitment, and corporate governance.

The Compensation Committee and the Board value the opinions of our shareholders and will continue to consider those opinions when making future executive compensation decisions that align compensation with the creation of value for our shareholders.

Compensation Philosophy and Objectives

Pay for Performance

Our compensation philosophy emphasizes pay-for-performance through an executive compensation program designed to align compensation with Company-wide financial and operational achievements. In 2022, 100% of long-term equity awards granted to our Named Executive Officers were performance based. In addition, 85% of our Named Executive Officers’ 2022 cash bonus opportunity was tied to key company performance measures.

Attract and Retain Talent

Our executive compensation philosophy also recognizes that, given that the market for experienced management is highly competitive, our ability to attract and retain the most highly-qualified executives to manage each of our business functions is critical.

Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior executives. Additionally, we use annual performance-based cash compensation to motivate executive officers to attain financial, operational, individual and other goals that are consistent with increasing shareholder value.

Balanced Mix of Compensation, Weighted Towards Variable Pay Elements

The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provides the intended alignment of executive compensation with the Company’s performance and shareholder interests. The structure also provides the necessary fixed and knowable minimum and short- and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers.

The following graphs1 show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and LTIP equity awards, for all of our Named Executive Officers in 2022:

[1]	Performance Share awards were calculated for purposes of the above graphic using the grant date fair value of such awards calculated in accordance with ASC Topic 718.

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COMPENSATION DISCUSSION AND ANALYSIS

Commitment to Compensation Best Practices

We view the components of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. Our Compensation Committee meets frequently to address compensation matters and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.

In 2022, as part of its commitment to strong corporate governance and best practices, our Compensation Committee continued its engagement of FPC, which provided advice on the compensation program. Ferguson Partners L.P., an affiliate of FPC, also provided leadership development services to the Company in 2022.

Compensation Practices at a Glance

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation.

DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive shareholder value.

DO evaluate TSR when determining performance under LTIP performance share awards to enhance shareholder alignment.

DO cap payouts for awards under our annual bonus plan and LTIP plan.

DO maintain stock ownership guidelines for our executive officers to further align interests with our shareholders.

DO enhance executive officer retention with multi-year LTIP equity awards.

DO enable the Board to “claw back” incentive compensation in the event of a financial statement restatement pursuant to a recoupment policy.

DO maintain a Compensation Committee comprised solely of independent directors.

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base LTIP awards solely on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.

DO NOT provide uncapped award opportunities.

DO NOT provide single-trigger change of control benefits.

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.

DO NOT provide executive officers with excessive perquisites or other personal benefits.

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2022).

DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

COMPENSATION DETERMINATION

Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions: The Compensation Committee oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.

Our Chief Executive Officer evaluates the individual performance and contributions of each other Executive Officer and reports to the Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee or the Board regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed. The Board or the Compensation Committee, as applicable, approves compensation for each of the Named Executive Officers.

We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and shareholder interests. Subjective factors considered in compensation determinations include the Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive

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COMPENSATION DISCUSSION AND ANALYSIS

management team and to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants: For 2022, the Compensation Committee continued utilizing the services of FPC to provide assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, determining and managing risks associated with elements of our executive compensation program, and assisting with the Company’s incorporation of responses we received from our shareholders in connection with our shareholder engagement efforts.

Peer Group

In 2022, using the below methodology and best practices, the Compensation Committee, with input from FPC, analyzed the existing peer group as part of its annual review of executive and director compensation.

Spirit Realty Capital, Inc.’s Peer Composition Methodology

•	Consider size to identify peers that fall within the generally accepted size parameters of 0.5x to 2.0x our total capitalization

•	Consider operational activity and asset class to select other net lease and/or asset management intensive REITs

•	Consider other characteristics such as geographic location and company performance

•	Consider other key questions such as:

       —Who are our direct competitors?

       —Who might analysts compare Spirit to?

       —Who do we compete with for recruiting talent or where might our employees find employment elsewhere?

       —Who cites Spirit as a peer?

The peers in the compensation peer group were selected primarily on the basis of appropriate size (as defined by total capitalization), although operational activity (net lease and/or asset management intensive REITs) and the additional characteristics listed above also were considered. Additionally, the Compensation Committee also considered asset class and geography when selecting the peers. At the time compensation was being determined for 2022, Spirit ranked in the 62nd percentile by total capitalization as of January 31, 2022 as compared to the 2022 Compensation Peer Group.

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COMPENSATION DISCUSSION AND ANALYSIS

The peer group established for setting 2022 compensation consists of the following 18 public REITs (the “2022 Compensation Peer Group”):

Peer	Industry

Acadia Realty Trust (AKR)	Shopping Center

EPR Properties (EPR)	Diversified

Essential Properties Realty Trust, Inc. (EPR)	Other Retail

Federal Realty Investment Trust (FRT)	Shopping Center

Healthcare Trust of America, Inc. (HTA)	Health Care

LXP Industrial Trust (LXP)	Diversified

Macerich Company (MAC)	Regional Mall

Medical Properties Trust, Inc. (MPW)	Health Care

National Retail Properties, Inc. (NNN)	Other Retail

Omega Healthcare Investors, Inc. (OHI)	Healthcare

Paramount Group, Inc. (PGRE)	Office

Pebblebrook Hotel Trust (PEB)	Hotel

Retail Properties of America, Inc.*	Shopping Center

Sabra Health Care REIT, Inc. (SBRA)	Health Care

Seritage Growth Properties (SRG)	Other Retail

STORE Capital Corporation* (STOR)	Diversified

Urban Edge Properties (UE)	Shopping Center

VEREIT, Inc.*	Other Retail

*

VEREIT, Inc. was acquired by Realty Income Corporation in November 2021. Retail Properties of America, Inc. was acquired by Kite Realty Group, L.P. in October 2021. STORE Capital Corporation was acquired by GIC and Oak Street in February 2023. These peers were still utilized by the Company in 2021 for setting 2022 compensation.

Based on the peer analysis performed by FPC in 2021 for the purpose of selecting the 2022 Compensation Peer Group, RPT Realty and Washington Prime Group Inc. no longer met the recommended size parameters of 0.5x to 2.0x of the Company’s total capitalization and thus the Compensation Committee determined to remove each of these peers. In addition, Washington Prime Group Inc. filed for Chapter 11 bankruptcy and voluntarily delisted its shares of common stock.

The total capitalization as of January 31, 2022 of the 2022 Compensation Peer Group was as follows*:

*

VEREIT, Inc. was acquired by Realty Income Corporation in November 2021. Retail Properties of America, Inc. was acquired by Kite Realty Group, L.P. in October 2021. Both were excluded from the above chart since they were not publicly-traded in January 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, in consultation with FPC and the Board, also selected a performance peer group for purposes of assessing relative TSR performance under our LTIP performance share awards. This allows performance-based equity compensation to be measured against a more focused peer group that is more closely aligned to the Company’s business. For 2022 performance share awards, the performance peer group (the “Performance Peer Group”) consisted of:

Agree Realty Corporation	LXP Industrial Trust

Broadstone Net Lease, Inc	National Retail Properties, Inc.

EPR Properties	Realty Income Corporation

Essential Properties Realty Trust, Inc.	STORE Capital Corporation*

Four Corners Property Trust, Inc.	W.P. Carey, Inc.

Getty Realty Corp.	NETSTREIT Corp.*

*	In 2023, STORE Capital Corporation was removed from the Performance Peer Group due to the acquisition by GIC and Oak Street in February 2023 and NETSTREIT Corp. was added in replacement.

Compensation Program Components

Each of the following elements of our compensation program taken separately, and as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Pay Element	Form	2022 Program	Objectives and Basis

Base Salary	• Cash	• Base salaries for Jackson Hsieh, Michael Hughes and Jay Young did not change in 2022. However, Ken Heimlich’s base salary increased by 19.2%(1)	• Compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives

Annual Performance-Based Cash Incentive	• Cash	• 85% tied to corporate objectives • 10% tied to individual performance goals • 5% tied to individual ESG-related goals/contributions

•  Incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives

•  Performance metrics selected drive shareholder value creation

Long-Term Incentive	• Performance-based equity awards • Time-based equity awards

•  100% of our executives’ LTIP equity awards were performance-based and eligible to vest based on relative TSR performance measured over a three-year period; No time-based equity awards were granted to our NEOs in 2022

•  To emphasize long-term performance objectives, providing a pay-for-performance structure and rewarding executives for TSR objectives, aligning executive interests with shareholders

•  To retain and motivate our executives and build stock ownership positions, aligning interests of our executives with shareholder interests and encouraging the maximization of shareholder value

(1)

Ken Heimlich’s increase in base salary was to bring his salary into alignment with other chief investment officers in the Company’s peer group, as demonstrated by a compensation comparison analysis performed by FPC in 2021

2022 EXECUTIVE COMPENSATION

The following describes the primary components of our 2022 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined.

Base Salary

In its review of base salaries for 2022, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s 2022 Compensation Peer Group.

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COMPENSATION DISCUSSION AND ANALYSIS

The 2021 and 2022 base salaries for each Named Executive Officer are set forth in the table below.

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)	Change in Salary (%)

Jackson Hsieh	901,250	901,250	—

Michael Hughes	477,405	477,405	—

Ken Heimlich(1)	400,384	477,405	19.2

Jay Young	376,620	376,620	—

Rochelle Thomas(2)	—	310,389	—

(1)

Ken Heimlich received an increase in base salary in order to bring his salary into alignment with other chief investment officers in the Company’s peer group, as demonstrated by a compensation comparison analysis performed by FPC in 2021.

(2)	Rochelle Thomas became a Named Executive Officer in 2022 and thus there is no information to report for 2021.

Annual Performance Based Cash Incentive Compensation

We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives, while making progress towards our longer-term growth and other goals. In February 2022, our Compensation Committee recommended, and our Board approved, the 2022 annual executive cash bonus program (“2022 Cash Bonus Program”), which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning the interests of management with the interests of our shareholders. All of our Named Executive Officers were eligible to participate in the 2022 Cash Bonus Program.

Under the 2022 Cash Bonus Program, 85% of each executive’s cash bonus opportunity was based on the Company’s achievement of the following quantitative performance goals (i) Adjusted Debt to Annualized Adjusted EBITDAre (referred to herein as “Debt to EBITDA Leverage”); (ii) capital deployment (includes revenue producing expenditures and acquisitions made in accordance with the Company’s Investment Guidelines), and (iii) AFFO per share (collectively, the “2022 Key Performance Measures”). Accordingly, the portion of each executive officer’s cash bonus opportunity based on individual performance under the 2022 Cash Bonus Program was 15%. Each executive’s individual performance was evaluated based on the Compensation Committee’s assessment of individual performance against pre-determined performance goals and included an analysis of ESG-related accomplishments, with input from our Chief Executive Officer with respect to the other Named Executive Officers and from the Board with respect to our Chief Executive Officer (the “2022 Individual Bonus”).

Our Compensation Committee approved threshold, target and maximum bonus opportunities for each executive under the 2022 Cash Bonus Program, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus

Jackson Hsieh	87.5%	150%	350%

Michael Hughes	62.5%	125%	200%

Ken Heimlich	62.5%	125%	200%

Jay Young	62.5%	125%	200%

Rochelle Thomas	62.5%	125%	200%

The Company’s performance goals and actual results under the 2022 Cash Bonus Program as to the 2022 Key Performance Measures were as follows:

2022 Key Performance Measures	Threshold	Target	Maximum	Actual

Debt to EBITDA Leverage (1)	5.7	5.5	5.3	5.2

Capital Deployment (2)	$1.3B	$1.4B	$1.5B	$1.5B

AFFO per Share (3)	$3.52	$3.55	$3.58	$3.56

(1)

Per the 2022 Cash Bonus Program, Debt to EBITDA Leverage assumes full settlement of forward contracts under the Company’s At-the-Market Program. We did not have any open forward contract as of 12/31/2022 (refer to Annex A for further detail).

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COMPENSATION DISCUSSION AND ANALYSIS

(2)

Per the 2022 Cash Bonus Program, capital deployment includes acquisitions and revenue producing expenditures made in accordance with the Company’s Investment Guidelines and stock repurchases made in accordance with the Company’s Stock Repurchase Program. In 2022, there were no stock repurchases made by the Company, and accordingly, the above “Actual” result for this metric is comprised entirely of real estate acquisitions and revenue producing expenditures.

(3)	Refer to Annex A for our definition of AFFO per Share and a reconciliation of AFFO to net income.

Metric Selection

Details regarding the rationale for and results for each 2022 Key Performance Measure for the 2022 Company Performance Bonus are detailed below.

Debt to EBITDA Leverage

Weighting: 25%

Goals:

Threshold	5.7

Target	5.5

Maximum	5.3

Actual	5.2

Why does this measure matter? Debt to EBITDA Leverage is a leverage metric used by equity and fixed-income investors and credit rating agencies to assess and compare balance sheet health, funding mix, and access to various capital sources. This metric is a key measure of creditworthiness and is a crucial component of Spirit’s investment grade rating. The Compensation Committee believed these goals were appropriately challenging due to the necessity to continue accessing capital markets in 2022 to achieve an attractive cost of capital and ensure appropriate levels of liquidity.

Result: Exceeded Maximum Performance. Our 2022 Debt to EBITDA Leverage was 5.2. The result was primarily due to the prudent actions of our Named Executive Officers, which led to $595.5 million in net equity proceeds from the issuance of common stock and $323.7 million in dispositions proceeds funding $1.5 billion in capital deployment.

Capital Deployment

Weighting: 30%

Goals:

Threshold	$1.3 billion

Target	$1.4 billion

Maximum	$1.5 billion

Actual	$1.5 billion

Why does this measure matter? Effective capital deployment is an essential driver of REITs’ operational and financial performance. Disciplined capital allocation resulting in accretive acquisitions, funded through free cash flow, dispositions, and equity and debt issuance, generates improved earnings per share, dividends, and net asset value.

Result: Exceeded Maximum Performance. Our 2022 Capital Deployment was $1,547,282,000, all of which were real estate acquisitions and revenue producing expenditures. This exceptional result was primarily due to actions led by our Named Executive Officers, principally developing our sourcing effort from both acquisition and asset management teams and integrating processes and technology systems throughout the organization to efficiently source, underwrite, and close transactions.

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COMPENSATION DISCUSSION AND ANALYSIS

AFFO Per Share

Weighting: 30%

Goals:

Threshold	$3.52

Target	$3.55

Maximum	$3.58

Actual	$3.56

Why does this measure matter? AFFO per share is a standard non-GAAP measure used by REIT analysts and investors to assess the Company’s operating performance. The goals were consistent with our general guidance. The Compensation Committee believed these goals were appropriately challenging to demonstrate year-over-year growth and encourage operational excellence through active portfolio management.

Result: Between Target and Maximum Performance. Our 2022 AFFO per share was $3.56. This result was mainly due to actions led by our Named Executive Officers, principally our accretive acquisitions, well-timed issuance of equity and debt, and very healthy operations reflected by less than 1% vacancy and improved performance on property leakage and tenant health driving higher net operating margins.

2022 Individual Bonus

Individual performance under management

objectives established for each Named Executive Officer

Weighting: 15%

Goals:

When determining the amounts paid pursuant to the 2022 Individual Bonus, the Compensation Committee considered the performance of each executive as it relates to: (i) the specific goals set forth below for each individual Named Executive Officer, (ii) actions taken that enhanced the Company’s environmental, social and governance initiatives, (iii) leadership, (iv) development and execution of overall business strategy, (v) risk management, and (vi) effective communications with the Board. The 2022 Individual Bonus is weighted as 15% of the 2022 Cash Bonus Program with 10% attributed to the achievement of individual goals and performance and 5% attributed to the setting and attainment of the company’s ESG related goals.

Below are the specific goals that were set for each Named Executive Officer as to determination of the 2022 Individual Bonus. Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain departmental and Company strategic, financial and operating goals, making other extraordinary or unusual contributions, and appropriately managing the Company’s risk.

Jackson Hsieh, President and Chief Executive Officer

Goal

1.	Execute on the Company’s capital deployment goals by (i) facilitating targeted tenant communications and partnerships, and (ii) developing and guiding members of the acquisitions and asset management teams to hone business development skills. Work closely with the Chief Investment Officer to ensure capital deployment efforts are grounded in sufficient scale and redundancy in terms of team members and leadership

2.	Continue to develop a long-term succession plan for the organization, in particular the Executive Leadership Team

Overall Result – Between Target and Maximum

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COMPENSATION DISCUSSION AND ANALYSIS

Michael Hughes, EVP and Chief Financial Officer

Goal

1.	Design and execute effective strategies to fund the Company’s acquisition program while achieving a blended cost of capital that allows realization of full year AFFO per share guidance

2.	Continue to develop senior leaders in the finance and accounting departments in connection with the Company’s long-term succession planning

Overall Result – Between Target and Maximum

Ken Heimlich, EVP, Chief Investment Officer

Goal

1.	Continue building and developing the acquisitions and asset management teams

2.	Develop and execute acquisition and revenue producing expenditure strategies that will facilitate meeting the Company’s capital deployment goals through 100 or more acquisitions which are (i) spread evenly across fiscal quarters and (ii) on balance are accretive to Company results

Overall Result – Between Target and Maximum

Jay Young, EVP, Chief Administrative Officer and Chief Legal Officer

Goal

1.	Facilitate the transition of Rochelle Thomas to General Counsel

2.	Work collaboratively across multiple departments, including acquisitions, asset management and legal, to ensure teams are appropriately staffed in order to meet capital deployment targets

Overall Result – Between Target and Maximum

Rochelle Thomas, EVP, General Counsel and Secretary

Goal

1.	Effectively execute on the Company’s capital deployment goals through (i) strategic planning on deal resources and management (both internal and external), (ii) thoughtful consideration and design of appropriate processes that drive accountability and efficiency without stifling flexibility and productivity, (iii) dynamic resolutions to diligence or documentation risks that drive a deal forward while protecting the Company, and (iv) effective communications with internal business teams.

2.	Transition to the General Counsel role and member of the Executive Leadership Team by (i) continuing to strengthen relationships with the Board of Directors, Executive Leadership Team and other strategic partners, (ii) developing the legal team with the legal and operational expertise to serve the Company’s strategic initiatives and effectively collaborate with all departments, and (iii) providing trusted legal advice that is collaborative, solution-oriented and keeps shareholder interest at the forefront.

Overall Result – Between Target and Maximum

As discussed above, the setting and attainment of ESG related achievements for the Company was an additional goal for each Named Executive Officer, counting for 5% of the 2022 Individual Bonus.

Why does this measure matter? A review of each Named Executive Officer’s individual accomplishments and ESG efforts enables our Compensation Committee to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance. We believe sound social, human capital management, environmental and governance practices and policies drive long-term stakeholder value and make the communities in which we operate a better place to live and work.

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COMPENSATION DISCUSSION AND ANALYSIS

Overall Individual Bonus Result: Each of our Named Executive Officers demonstrated solid performance this year with respect to his or her tailored individual objectives. Further, each of our Named Executive Officers contributed meaningfully to the Company’s ESG efforts and achievements in 2022 as set forth herein. All Named Executive Officers received a payout for the 2022 Individual Bonus portion of the total 2022 Cash Bonus that is between target and maximum.

Total Bonus Under the 2022 Cash Bonus Program: The table below shows the total target cash bonus, the actual bonus received, and the actual cash bonus compared to the target cash bonus, expressed as a percentage, for each Named Executive Officer under the 2022 Cash Bonus Program:

Named Executive Officer	2022 Target Cash Bonus (% of Base Salary)	2022 Target Cash Bonus ($)	Total 2022 Cash Bonus Actually Received ($)	Total 2022 Cash Bonus Actually Received (% of Base Salary)

Jackson Hsieh	150%	1,351,875	2,793,875	310%

Michael Hughes	125%	596,756	883,199	185%

Ken Heimlich	125%	596,756	883,199	185%

Jay Young	125%	470,775	696,746	185%

Rochelle Thomas	125%	387,986	574,220	185%

LTIP Equity-Based Incentives

The goals corresponding to our LTIP equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our shareholders. In 2022, we granted 100% performance share awards to our Named Executive Officers.

The table below reflects target annual LTIP equity opportunities, and actual allocation of awards (based on grant date value), granted to our Named Executive Officers in 2022.

Named Executive Officer	Target LTIP Value (% of Base Salary)	Actual LTIP Value (% of Base Salary)	% of Actual LTIP Value Awarded in Restricted Stock	% of Actual LTIP Value Awarded in Performance Shares

Jackson Hsieh	500%	500%	0%	100%

Michael Hughes	200%	200%	0%	100%

Ken Heimlich	200%	200%	0%	100%

Jay Young	200%	200%	0%	100%

Rochelle Thomas	200%	200%	0%	100%

Time-Based Restricted Stock Awards: In 2022, we did not make grants of time-based restricted stock to our Named Executive Officers.

Performance Share Awards: In 2022, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to our Named Executive Officers. The vesting of performance shares is subject to our compound annual total shareholder return achieved during the performance period (“TSR”) relative to the TSR achieved by the specified Performance Peer Group as described on page 38, as well as our absolute TSR achieved and the Named Executive Officer’s continued employment.

For 2022, the target performance shares granted to each Named Executive Officer are below:

Named Executive Officer	Target Number of Performance Shares Granted

Jackson Hsieh	96,205

Michael Hughes	20,384

Ken Heimlich	20,384

Jay Young	16,081

Rochelle Thomas	13,253

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COMPENSATION DISCUSSION AND ANALYSIS

These awards were granted to incentivize and retain our participating Named Executive Officers while imposing performance expectations intended to reward increases in long-term shareholder value, which further aligns our Named Executive Officers’ interests with those of our shareholders.

RELATIVE TSR: A percentage of the target performance shares will be eligible to vest based on the achievement of TSR goals relative to the TSR achieved by the Performance Peer Group during the performance period:

In the event that the Company’s TSR during the performance period is less than the minimum relative TSR goal, the 2022 performance shares will be forfeited, and no shares will vest. To earn the target award, The Company must outperform the TSR achieved by the Performance Peer Group by attaining relative performance at the 55th percentile.

If the minimum TSR goal is met, 66.7% of the target performance shares are eligible to vest. If the target TSR goal is met, 100% of the target performance shares are eligible to vest. If the maximum TSR goal is met, 250% of the target performance shares are eligible to vest.

ABSOLUTE TSR MODIFIER: The number of 2022 performance shares that actually vest will be further adjusted based on the Company’s absolute TSR during the performance period:

The maximum number of 2022 performance shares that may vest is 375% of target.

Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.

For additional information regarding the vesting terms and conditions applicable to all outstanding performance share awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Awards Based on Performance through 2022

In 2020, we granted certain of our Named Executive Officers performance share awards that were eligible to vest at the end of 2022 based on our TSR performance relative to the TSR achieved by two set performance peer groups during the 2020—2022 performance period. Based on the TSR performance during the performance period, the threshold performance was not met for the 2020 performance shares and thus no shares vested.

Performance Share Awards – Target versus Summary Compensation Table Grant Date Fair Value

In response to investor feedback received during our shareholder engagement efforts in 2019, we have decreased the target value of our CEO’s total compensation greatly since 2018. Jackson Hsieh’s target compensation consists of his base salary, target cash bonus and target LTIP.

In tandem with decreasing target pay, we have increased the risk-profile of our CEO’s compensation by increasing the percentage of the LTIP tied to performance, which was increased from 60% in 2020 to 100% in 2021 and 2022. The performance share awards are tied to rigorous TSR goals, which require the Company to outperform TSR of certain peers to achieve target and failure to achieve threshold TSR results in complete forfeiture of shares. Although we feel the increase to 100% performance-based awards demonstrates our commitment to pay-for-performance, accounting standards require that the grant date fair value of performance-based awards is calculated using the “Monte Carlo” simulation, including for the Summary Compensation Table (“SCT”), which requires that the grant date fair value be adjusted to reflect any increase or reduction in value that is appropriate for the probability that the market condition might or might not be met.

As a result of this requirement, as well as a higher than typical volatility (one of the main components of the simulation), and the increase to 100% performance-based awards, the grant date fair value for the 2022 LTIP, as reflected in the SCT, is greater than the target value. In fact, the reported equity values reported in the SCT for 2022 are 199% of target value, despite target long-term incentive awards staying flat from 2021 on a target value basis and target compensation overall decreasing 9% since 2018.

Jackson Hsieh Target Compensation(1)	2018	2019	2020	2021	2022

Base Salary ($)	900,000	900,000	875,000	901,250	901,250
Target Cash Bonus (% of Base Salary)	175%	175%	150%	150%	150%

Target Cash Bonus ($)	1,575,000	1,575,000	1,312,500	1,351,875	1,351,875

Target LTIP (2) ($)	4,950,000	4,950,000	4,375,000	4,506,250	4,506,250
Time-Based LTIP as a % of Total LTIP	50%	50%	40%	0%	0%
Performance-Based LTIP as a % of Total LTIP	50%	50%	60%	100%	100%

Target Total Compensation ($)	7,425,000	7,425,000	6,562,500	6,759,375	6,759,375

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table Disclosed LTIP(3)	2018	2019	2020	2021	2022

Performance-Based LTIP ($)	3,304,218	3,296,720	3,793,432	8,486,236	8,972,078

Total LTIP ($)	5,779,217	5,771,686	5,543,393	8,486,236	8,972,078
Summary Compensation Table LTIP vs Target LTIP	117%	117%	127%	188%	199%

(1)

Performance share award values within this table are based on target compensation and therefore differ from values reflected in the Summary Compensation Table which are based on the grant date fair value calculated in accordance with ASC Topic 718.

(2)

Value excludes Jackson Hsieh’s one-time promotion performance share award, as well as incremental shares awarded in connection with a spin-off transaction, as these amounts were not part of our annual LTIP program.

(3)	Values within this table are based on grant date fair value calculated in accordance with ASC Topic 718 and therefore differ from target compensation values reflected in the table above.

MINIMUM STOCK OWNERSHIP GUIDELINES

The Company has stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its shareholders. The guidelines require the Named Executive Officers to own a minimum number of shares of stock valued as a set percentage of base salary (500% for the Chief Exeucitve Officer, 300% for the Chief Financial Officer, and 200% for all other exeucitve vice presidents). Each officer is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines.

RETIREMENT SAVINGS

We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Internal Revenue Code of 1986, as amended (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide a safe harbor matching contribution equal to 100% of elective deferrals up to 4% of the employee’s compensation. These matching contributions are 100% vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incents our employees, including our Named Executive Officers, in accordance with our compensation policies. The plan also allows employees to contribute on an after-tax basis through Roth 401(k) contributions.

EMPLOYEE BENEFITS AND PERQUISITES

All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical, dental and vision benefits;

•	Health care flexible spending accounts;

•	Health savings accounts;

•	Short-term and long-term disability insurance;

•	Accidental death and dismemberment insurance;

•	Life insurance;

•	Supplemental health insurance plan discounts

We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance and life insurance, which covers participating executives (including our Named Executive Officers). We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

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COMPENSATION DISCUSSION AND ANALYSIS

We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of their duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION

As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2022 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations. These are described and quantified below under “Potential Payments Upon Termination or Change in Control.”

TAX AND ACCOUNTING CONSIDERATIONS

Recoupment Policy: We believe in maintaining best practices for our executive compensation program, and as part of that our Nominating and Corporate Governance Committee and the Compensation Committee has adopted a recoupment policy that enables us to “claw back” incentive-based cash and equity compensation in connection with a financial restatement due to material noncompliance with any financial reporting requirement under securities laws. If any of the payments would have been lower if determined using the restated results, the Board will, in its discretion and to the extent permitted by law, seek to recoup from the Named Executive Officers up to the excess value or benefit of the prior payments made to those Named Executive Officers, or in the case of Named Executive Officers who engage in fraud or willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules, policies or any applicable legal or regulatory requirements, the full value or benefit of the prior payments made to those Named Executive Officers.

Code Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G: Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into any plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G.

Accounting for Stock-Based Compensation: We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, performance share

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COMPENSATION DISCUSSION AND ANALYSIS

awards and other equity-based awards, as applicable, under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2022, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)

Jackson Hsieh President and Chief Executive Officer	2022	901,250	8,972,078	2,793,875	53,865	(3)	12,721,068
	2021	901,250	8,486,236	3,109,313	53,179		12,549,978
	2020	879,170	5,543,393	1,766,864	54,020		8,243,447

Michael Hughes Executive Vice President and Chief Financial Officer	2022	477,405	1,901,012	883,199	22,540	(3)	3,284,156
	2021	477,405	1,798,073	945,859	21,940		3,243,277
	2020	463,500	1,174,554	608,217	19,740		2,266,011

Ken Heimlich Executive Vice President and Chief Investment Officer	2022	477,405	1,901,012	883,199	30,351	(3)	3,291,967
	2021	400,384	1,507,961	793,260	24,434		2,726,039
	2020	388,722	985,025	510,092	25,049		1,908,888

Jay Young Executive Vice President, Chief Administrative Officer and Chief Legal Officer	2022	376,620	1,499,714	696,746	24,498	(3)	2,597,578
	2021	376,620	1,418,445	746,178	20,959		2,562,202
	2020	365,650	926,539	479,816	19,064		1,791,069

Rochelle Thomas(4) Executive Vice President, General Counsel and Secretary	2022	310,389	1,235,975	574,220	17,299	(3)	2,137,883

(1)

Amounts for 2022 represent the grant date fair value of performance share awards calculated in accordance with ASC Topic 718. Grants remain subject to vesting and/or forfeiture pursuant to their terms. For a discussion of the assumptions used to calculate the value of performance share awards made to Named Executive Officers, refer to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. See “Compensation Discussion and Analysis—2022 Executive Compensation—Performance Share Awards—Target versus Summary Compensation Table Grant Date Fair Value” for discussion of the value resulting from the grant date fair value calculation in accordance with ASC Topic 718 versus target values. As market condition awards, the grant date fair value of the performance share awards is the full grant date fair value, as adjusted to reflect any increase or reduction in value that is appropriate for the probability that the market condition might or might not be met. Information with respect to vesting of the 2022 awards is disclosed in the Grants of Plan-Based Awards table and the accompanying notes.

(2)

Amounts for 2022 represent the bonuses paid under our 2022 Cash Bonus Program. The 2022 Cash Bonus Program consists of two separate measurements/categories. 85% of the total bonus opportunity is based on the achievement of the 2022 Key Performance Measures and 15% of the total bonus opportunity is based on individual performance with 10% attributed to achievement of individual, pre-determined goals and 5% attributed to setting and attainment of the Company’s ESG related goals. See “Compensation Discussion and Analysis—2022 Executive Compensation—Annual Performance-Based Cash Incentive Compensation” for a detailed discussion of the 2022 Cash Bonus Program.

(3)	Includes compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2022 as described under “All Other Compensation” below.

(4)	Rochelle Thomas became a Named Executive Officer in 2022.

All Other Compensation

Name	401(k) Plan Company Contributions ($)(1)	Life Insurance ($)(2)	Supplemental Long-Term Disability ($)(3)	Physical Exam ($)(4)	Total ($)

Jackson Hsieh	12,102	35,000	4,763	2,000	53,865

Michael Hughes	12,200	1,907	6,433	2,000	22,540

Ken Heimlich	12,200	4,990	13,161	—	30,351

Jay Young	12,120	1,803	8,575	2,000	24,498

Rochelle Thomas	11,980	2,194	3,125	—	17,299

(1)	Amounts represent Company safe harbor matching contributions to the accounts of our Named Executive Officers in the Company’s 401(k) plan.

(2)	Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.

(3)	Amounts represent premium payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers.

(4)	Amounts reported represent amounts incurred by the Company in 2022 for executive physical exam expenses for Named Executive Officers.

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COMPENSATION TABLES

Grants of Plan-Based Awards in 2022

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Jackson Hsieh	N/A	788,594	1,351,875	3,154,375

	2/9/2022				51,334	96,205	360,768	8,972,078

Michael Hughes	N/A	298,378	596,756	954,810

	2/9/2022				10,876	20,384	76,440	1,901,012

Ken Heimlich	N/A	298,378	596,756	954,810

	2/9/2022				10,876	20,384	76,440	1,901,012

Jay Young	N/A	235,388	470,775	753,240

	2/9/2022				8,580	16,081	60,303	1,499,714

Rochelle Thomas	N/A	193,993	387,986	620,778

	2/9/2022				7,071	13,253	49,698	1,235,975

(1)

The amounts for each Named Executive Officer under these columns represent the potential total value of the 2022 Cash Bonus, consisting of (1) the 2022 Company Performance Bonus that could have been earned for 2022 (and paid in 2023) under the 2022 Cash Bonus Program based on our achievement in 2022 of Company and (2) individual performance goals.

(2)

The performance share awards were awarded in 2022 for the performance period running from January 1, 2022 through December 31, 2024. Please see the section “Compensation Discussion and Analysis-2022 Executive Compensation-LTIP Equity Based Incentives” for a detailed discussion of the performance share awards and vesting requirements.

(3)

Amounts represent the grant date fair value of performance share awards granted during 2022, calculated in accordance with ASC Topic 718. There were no time-based restricted shares granted during 2022. The fair value of the performance share awards is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. For a discussion of the assumptions used to calculate the value of performance share awards made to Named Executive Officers, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Table Narrative

Narrative Disclosure to Compensation Tables

The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2022.

In addition to the terms described below, each of the employment agreements also provides for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below. If any Named Executive Officer voluntarily terminates his or her employment with the Company without “good reason,” or is terminated for “cause” or by non-extension of his or her employment agreement, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety. In addition, each employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and intellectual property provisions.

Jackson Hsieh

Pursuant to his Second Amended and Restated Employment Agreement dated February 27, 2020, Jackson Hsieh serves as President and Chief Executive Officer of the Company. The term of his employment agreement expired on February 27, 2023 and automatically renewed for an additional one-year term. The term of his employment agreement will expire (unless earlier terminated) on February 27, 2024 and will automatically renew for additional one-year terms. During the employment term, Jackson is entitled to receive a base salary at an annual rate of not less than $875,000, subject to increase at the discretion of the Board or a committee thereof. In addition, Jackson is eligible to receive an annual cash incentive payment under the

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COMPENSATION TABLES

Company’s annual bonus plan targeted at 150% of his base salary (with a maximum bonus opportunity equal to 350% of his base salary) based on the achievement of one or more pre-established performance criteria established by our Board or a committee thereof, in its sole discretion, which for 2022 were the criteria of the 2022 Cash Bonus Program discussed above. Additionally, Jackson is eligible to receive long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity awards as of fiscal year end 2022 was targeted at 500% of his base salary. Pursuant to his employment agreement, Jackson’s long-term incentive awards are allocated as 40% time-based awards vesting ratably over three years and 60% performance-based awards vesting over a three-year performance period; however, the Board has discretion to adjust these allocations. In 2022, the Board determined to grant Jackson 100% performance-based awards and no time-based awards. Jackson is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $3.5 million life insurance policy and up to $2,000 per year for an annual physical examination.

Michael Hughes

Pursuant to his Employment Agreement dated March 20, 2018, as amended February 27, 2020, Michael Hughes serves as Executive Vice President and Chief Financial Officer of the Company effective April 1, 2018. His employment agreement automatically renews on April 1, 2023. The term of his employment agreement will expire (unless earlier terminated) on April 1, 2024 and will automatically renew for additional one-year terms. During the employment term, Michael will receive a base salary at an annual rate of not less than $450,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Michael is eligible to receive an annual cash performance incentive payment under the Company’s annual bonus plan targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of one or more pre-established performance goals established by our Board, or a committee thereof, in its sole discretion, which for 2022 were the criteria of the 2022 Cash Bonus Program discussed above. Michael is eligible for annual long-term incentive awards with a target date-of-grant value of 200% of his annual base salary. Pursuant to his employment agreement, Michael’s annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period; however, the Board or Compensation Committee has discretion to adjust these allocations. In 2022, the Board determined to grant Michael 100% performance-based awards and no time-based awards. Under his employment agreement, Michael is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million life insurance policy and up to $2,000 per year for an annual physical examination.

Ken Heimlich

Pursuant to his Employment Agreement dated April 3, 2018, as amended February 27, 2020, Ken Heimlich serves as Executive Vice President and Chief Investment Officer for the Company effective April 3, 2018 (note Ken obtained the title of Chief Investment Officer in January 2021). His employment agreement automatically renews on April 3, 2023. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2024 and will automatically renew for additional one-year terms. During the employment term, Ken will receive a base salary at an annual rate not less than $377,400. Ken is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan with a target bonus opportunity equal to 125% of Ken’s annual base salary and a maximum bonus opportunity equal to 200% of Ken’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof, which for 2022 were the criteria of the 2022 Cash Bonus Program discussed above. Ken is eligible for annual long-term incentive awards of 200% of his annual base salary. Pursuant to his employment agreement, Ken’s annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period; however, the Board or Compensation Committee has discretion to adjust these allocations. In 2022, the Board determined to grant Ken 100% performance-based awards and no time-based awards. Under his employment agreement, Ken is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million life insurance policy and up to $2,000 per year for an annual physical examination.

Jay Young

Pursuant to his Second Amended and Restated Employment Agreement dated January 24, 2022, Jay Young serves as Executive Vice President, Chief Administrative Officer and Chief Legal Officer of the Company. The term of his employment agreement expired on January 24, 2023 and automatically renewed for an additional one-year term. The term of his employment agreement will expire (unless earlier terminated) on January 24, 2024 with automatic renewals for additional one-year terms. During the employment term, Jay is eligible to receive a base salary at an annual rate not less than $376,620. Jay is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan with a target bonus opportunity equal to 125% of Jay’s annual base salary and a maximum bonus opportunity of 200% of Jay’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof, which for

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COMPENSATION TABLES

2022 were the criteria of the 2022 Cash Bonus Program discussed above. Jay is eligible for annual long-term incentive awards of 200% of his annual base salary. Pursuant to his employment agreement, Jay’s annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period; however, the Board or Compensation Committee has discretion to adjust these allocations. In 2022, the Board determined to grant Jay 100% performance-based awards and no time-based awards. Jay is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million life insurance policy and up to $2,000 per year for an annual physical examination.

Rochelle Thomas

Pursuant to her Employment Agreement dated January 24, 2022, Rochelle Thomas serves as Executive Vice President, General Counsel and Corporate Secretary of the Company. The term of her employment agreement will expire (unless earlier terminated) on January 24, 2025 and will automatically renew for additional one-year terms. During the employment term, Rochelle will receive a base salary at an annual rate not less than $310,000. Rochelle is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan with a target bonus opportunity equal to 125% of Rochelle’s annual base salary and a maximum bonus opportunity equal to 200% of Rochelle’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof, which for 2022 were the criteria of the 2022 Cash Bonus Program discussed above. Rochelle is eligible for annual long-term incentive awards of 200% of her annual base salary. Pursuant to her employment agreement, Rochelle’s annual long-term incentive awards may be granted as a time-vesting award, vesting ratably over three years, as a performance-vesting award, vesting over a three-year performance period, or as a combination thereof as determined by the Board or a committee thereof. In 2022, the Board determined to grant Rochelle 100% performance-based awards and no time-based awards. Under her Employment Agreement, Rochelle is eligible to participate in customary health, welfare and fringe benefit plans. She is also entitled to receive Company-paid premiums for a $1.0 million life insurance policy and up to $2,000 per year for an annual physical examination.

Outstanding Equity Awards at 2022 Fiscal Year-End: The following table summarizes the number of shares of our common stock underlying outstanding LTIP equity awards for each Named Executive Officer as of December 31, 2022.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares Not Vested ($)(4)

Jackson Hsieh	2/27/2020	12,527	500,203	—	—
	2/17/2021	—	—	109,401	4,368,382
	2/9/2022	—	—	51,334	2,049,767

Michael Hughes	2/27/2020	2,654	105,974	—	—
	2/17/2021	—	—	23,180	925,577
	2/9/2022	—	—	10,876	434,279

Ken Heimlich	2/27/2020	2,227	88,924	—	—
	2/17/2021	—	—	19,440	776,239
	2/9/2022	—	—	10,876	434,279

Jay Young	2/27/2020	2,095	83,653	—	—
	2/17/2021	—	—	18,286	730,160

	2/9/2022	—	—	8,580	342,599

Rochelle Thomas	2/27/2020	1,783	71,195	—	—
	1/12/2021	5,207	207,916	—	—
	2/9/2022	—	—	7,071	282,345

(1)

This column shows time-based restricted stock awards that have not yet vested. The time-based restricted stock awards will vest in three equal annual installments, generally on or about the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s) and conditions of the grant agreement. Our Named Executive Officers did not receive any time-based restricted stock awards in 2021 or 2022, except for Rochelle Thomas who did not become a Named Executive Officer until 2022.

(2)

For purposes of this column the market value of time-based restricted shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($39.93) as reported on the NYSE on December 30, 2022, the last trading day of the year.

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COMPENSATION TABLES

(3)

This column shows unearned performance share awards that have not yet vested. Per SEC guidelines, if performance is below threshold, we are required to disclose threshold performance and if performance has exceeded threshold, we are required to disclose the next highest performance measure level exceeding the prior fiscal year’s performance. As of 12/31/2022, all outstanding unearned performance share awards granted in 2022 were below the threshold performance goal, and accordingly, we have reported the value of the 2022 performance share awards for each grant listed at threshold. As of 12/31/2022, all outstanding unearned performance share awards granted in 2021 exceeded the threshold performance goal, and accordingly, we have reported the value of the 2021 performance share awards for each grant listed above at target. See the section “Compensation Discussion and Analysis—2022 Executive Compensation—Performance Share Awards” for a detailed discussion of the vesting of the performance share awards.

(4)

For purposes of this column the market value of unearned performance shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($39.93) as reported on the NYSE on December 30, 2022, the last trading day of the year.

2022 Option Exercises and Stock Vested: We have not granted any stock options to our Named Executive Officers at any time. The following table summarizes vesting of restricted stock and performance share awards held by our Named Executive Officers during the year ended December 31, 2022:

Name	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized On Vesting ($)(2)

Jackson Hsieh	34,094	1,606,168

Michael Hughes	6,693	315,307

Ken Heimlich	5,613	264,428

Jay Young	5,280	248,741

Rochelle Thomas	6,070	285,958

(1)	Represents restricted stock vested in 2022. No performance shares vested in 2022.

(2)	Amounts shown are calculated based on the fair market value of our common stock on the applicable vesting date.

Potential Payments upon Termination or Change of Control:

Employment Agreements: Under the employment agreements in place during 2022 for our Named Executive Officers, if the executive’s employment had been terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts such executives would be entitled to receive additional severance payments as outlined below.

Jackson Hsieh would be entitled to receive the following:

(1)

a lump-sum payment totaling two times Jackson’s annual base salary then in effect (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Jackson’s annual base salary);

(2)

a lump-sum payment equal to Jackson’s earned but unpaid annual bonus for the prior year, plus a pro-rata portion of Jackson’s bonus earned in the year of termination, and an amount totaling two times Jackson’s target bonus (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Jackson’s target bonus);

(3)	accelerated vesting of any time-based equity awards;

(4)

accelerated vesting of any performance-based equity awards which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(5)	up to 24 months of continued health care premiums for Jackson and his eligible dependents.

Michael Hughes would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Michael’s annual base salary then in effect;

(2)	a lump-sum payment equal to Michael’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Michael’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

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COMPENSATION TABLES

(6)	up to 24 months of continued health care premiums for Michael and his eligible dependents.

Ken Heimlich, Jay Young and Rochelle Thomas would each be entitled to receive the following:

(1)	a lump-sum payment totaling two times the respective Named Executive Officer’s annual base salary then in effect;

(2)	a lump-sum payment equal to the respective Named Executive Officer’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of the respective Named Executive Officer’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(6)	up to 12 months of continued health care premiums for the respective Named Executive Officer and his or her eligible dependents.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his or her delivery of an effective general release of claims in favor of the Company. Furthermore, under the employment agreements in place during 2022, in the event that the executive is terminated by reason of his or her death or disability, the executive would be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus for the year in which the termination occurs based on actual results, pro-rated for the portion of the year of termination during which the executive was employed with the Company, accelerated vesting of time-based equity awards and accelerated vesting of any performance-based equity awards (which will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date).

If an executive voluntarily terminates his or her employment with the Company without “good reason” or the Company terminates the executive’s employment for “cause” prior to the vesting of any time-based restricted stock or performance shares, the unvested restricted stock and/or performance shares (including any dividend equivalents) will be forfeited in their entirety.

Generally, “good reason” is defined in each of our Named Executive Officer’s employment agreements as the occurrence of any of the following circumstances, without the express written consent of the employee, unless such circumstances are fully corrected in all material respects by the Company within 30 days following written notification by the employee to the Company of the occurrence of such circumstances:

(i)

material diminution in the employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), including without limitation, (A) removal of the employee from their designated role within the Company, (B) the employee no longer reporting directly and exclusively to the CEO (for Michael Hughes, Ken Heimlich, Jay Young and Rochelle Thomas) or exclusively to the Board (for Jackson Hsieh), or (C) the Company’s common stock ceasing to be publicly traded or, following a Change in Control (as defined in the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “2012 Plan”), the Employee ceases to have their current title of the surviving entity in such transaction (including, without limitation, the ultimate parent of such entity);

(ii)	relocation of the employee’s primary work location by more than 50 miles from its then current location;

(iii)	a material breach by the Company or any of its affiliates of any of their material obligations to the employee; or

(iv)	material diminution in the Employee’s Base Salary, Target Bonus or Target LTIP (as defined in each applicable employment agreement).

Summary of Potential Payments: In accordance with SEC rules, the following table summarizes the payments that would be made to each of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2022 and, where relevant, that a change of control of the Company occurred on December 31, 2022. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his or her employment that are available to all salaried employees, such as accrued vacation.

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COMPENSATION TABLES

Name	Benefit	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)

Jackson Hsieh	Cash Severance (1)	2,793,875	2,793,875	7,300,125	—	9,553,250
	Accelerated Vesting of Restricted Stock (2)	500,203	500,203	500,203	—	500,203
	Accelerated Vesting of Performance Shares (3)	8,209,848	8,209,848	8,209,848	—	8,209,848
	Dividend Equivalent Rights	811,334	811,334	811,334	—	811,334
	Healthcare coverage	—	—	45,813	—	45,813
	Life Insurance (4)	3,500,000	—	—	—	—
	Disability Insurance (5)	—	873,440	—	—	—
	Total	15,815,260	13,188,700	16,867,323	—	19,120,448

Michael Hughes	Cash Severance (1)	883,199	883,199	2,434,765	—	2,434,765
	Accelerated Vesting of Restricted Stock (2)	105,974	105,974	105,974	—	105,974
	Accelerated Vesting of Performance Shares (3)	1,739,511	1,739,511	1,739,511	—	1,739,511
	Dividend Equivalent Rights	171,906	171,906	171,906	—	171,906
	Healthcare coverage	—	—	45,813	—	45,813
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	4,340,000	—	—	—
	Total	3,900,590	7,240,590	4,497,969	—	4,497,969

Ken Heimlich	Cash Severance (1)	883,199	883,199	2,434,765	—	2,434,765
	Accelerated Vesting of Restricted Stock (2)	88,924	88,924	88,924	—	88,924
	Accelerated Vesting of Performance Shares (3)	1,590,172	1,590,172	1,590,172	—	1,590,172
	Dividend Equivalent Rights	152,727	152,727	152,727	—	152,727
	Healthcare Coverage	—	—	18,414	—	18,414
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	2,700,000	—	—	—
	Total	3,715,022	5,415,022	4,285,002	—	4,285,002

Jay Young	Cash Severance (1)	696,746	696,746	1,920,761	—	1,920,761
	Accelerated Vesting of Restricted Stock (2)	83,653	83,653	83,653	—	83,653
	Accelerated Vesting of Performance Shares (3)	1,372,274	1,372,274	1,372,274	—	1,372,274
	Dividend Equivalent Rights	135,613	135,613	135,613	—	135,613
	Healthcare Coverage	—	—	14,743	—	14,743
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	2,544,000	—	—	—
	Total	3,288,286	4,832,286	3,527,044	—	3,527,044

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COMPENSATION TABLES

Name	Benefit	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)

Rochelle Thomas	Cash Severance (1)	574,220	574,220	1,582,984	—	1,582,984
	Accelerated Vesting of Restricted Stock (2)	279,111	279,111	279,111	—	279,111
	Accelerated Vesting of Performance Shares (3)	529,192	529,192	529,192	—	529,192
	Dividend Equivalent Rights	34,484	34,484	34,484	—	34,484
	Healthcare Coverage	—	—	26,660	—	26,660
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	3,320,000	—	—	—
	Total	2,417,007	4,737,007	2,452,431	—	2,452,431

(1)

Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus and that there is no unpaid base salary.

(2)

Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the closing trading price of our common stock on December 30, 2022, the last trading day of the year ($39.93).

(3)

Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis. The value of the performance share awards is determined by the greater of (i) the target number of performance shares that would have been accelerated by the closing trading price of our common stock on December 30, 2022, the last trading day of the year ($39.93) and (ii) actual performance based on achievement of performance goals as of the date of termination or change in control (which, for purposes of this table, is presumed to occur December 31, 2022). The values represented above are the target number of performance shares that would have vested on an accelerated basis.

(4)	Amounts represent potential life insurance policy benefits paid out by the insurer under the applicable policy based on current enrollment.

(5)

Amounts represent potential disability insurance policy benefits paid out by the insurers under the applicable executive’s standalone long-term disability policies, assuming a maximum monthly payout until the maximum age stated in the respective policies.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our shareholders. Accordingly, pursuant to the Director Compensation Program non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below.

We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Jackson Hsieh, the only member of the Board employed by us, does not receive compensation for his service as a director.

CASH COMPENSATION

The cash compensation paid to, or earned by, our non-employee directors in 2022 was comprised of the following components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•

Quarterly committee chair retainers: The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees each received a retainer of $6,250 for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

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COMPENSATION TABLES

•

Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500 for each calendar quarter of service as a member of such committee.

•	Board fees: After the occurrence of eight meetings of the Board, each non-employee director received $1,500 for each Board meeting he or she attended in-person or telephonically.

Each Director has the option to elect to receive all or a portion (in 25% increments) of the aggregate cash payments earned by such Director with respect to the next calendar year in restricted stock. Restricted stock granted in connection with such election are valued at 125% of the applicable cash value and vest on the first anniversary of the applicable grant date, subject to continued service.

EQUITY-BASED COMPENSATION

The Director Compensation Program provides for an annual grant of restricted stock covering a number of shares having a value equal to $130,000 to each director serving on the Board as of the date of each annual meeting or on the date of the director’s initial election or appointment. In addition, the director who is serving as chairman of the Board as of the date of each annual meeting is granted an additional restricted stock award with a value of $100,000.

Under the 2012 Plan, the total aggregate value of cash compensation and equity-based awards granted to any non-employee director during any calendar year for director service may not exceed $750,000.

2022 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to our non-employee directors during 2022. This table excludes Jackson Hsieh, our President and Chief Executive Officer, who did not receive compensation for his services as a director. All compensation paid to Jackson Hsieh in 2022 is provided in the Summary Compensation Table.

As noted above, pursuant to the Director Compensation Program, each director has the option to elect to receive all or a portion of the aggregate cash payments earned by such director in restricted stock valued at 125% of the applicable cash value. The “Fees Earned in Cash” column represents the cash fees earned by the director in 2022. Any restricted stock received pursuant to a director’s election is reflected in the “Stock Awards” column and footnote (2) to the table below.

Name	Fees Earned in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Kevin M. Charlton	—	237,089	237,089

Todd A. Dunn(3)	36,038	—	36,038

Elizabeth F. Frank	45,000	186,214	231,214

Michelle M. Frymire	—	237,730	237,730

Kristian M. Gathright	—	229,956	229,956

Richard I. Gilchrist	110,000	229,981	339,981

Diana M. Laing	95,000	129,998	224,998

Nicholas P. Shepherd	99,300	129,998	229,298

Thomas J. Sullivan	—	241,575	241,575

(1)

Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned in 2022 and (b) if applicable, Board meeting fees. Amounts are reflective of cash fees actually received by a director as a result of a director’s election to receive equity in lieu of cash compensation in 2022. Michelle Frymire, Kristian Gathright, Kevin Charlton and Thomas Sullivan elected to receive 100% of their cash compensation in restricted stock and thus they did not receive cash payments for 2022. Elizabeth Frank elected to receive 50% of her cash compensation in restricted stock and thus received only 50% of her cash compensation earned in cash payments.

(2)

Amounts reflect the grant date fair value of (a) annual restricted stock awards for director service granted following the 2022 annual meeting, and (b) stock awards granted in connection with the election by a director to receive equity in lieu of cash compensation in 2022. The grant date fair value of awards is computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2022.

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COMPENSATION TABLES

For stock awards granted in lieu of cash compensation, Michelle Frymire, Kristian Gathright, Kevin Charlton and Thomas Sullivan elected to receive 100%, and Elizabeth Frank elected to receive 50%, of their cash compensation in restricted stock. Pursuant to the Director Compensation Program, restricted stock granted in connection with such election is valued at 125% of the applicable cash value and will vest on the first anniversary of the applicable grant date, subject to continued service. Accordingly, Elizabeth Frank, Michelle Frymire, Kristian Gathright, Kevin Charlton and Thomas Sullivan were granted shares of restricted stock in May 2022 and December 2022 in lieu of their cash compensation, and representing 125% of the applicable cash value:

Director	Grant Date Fair Value of Shares of Restricted Stock Granted in Lieu of Cash Compensation ($)	Grant Date Fair Value of Annual Restricted Stock Awards for Director Service ($)	Total Grant Date Fair Value of Restricted Stock Awards ($)

Kevin Charlton	107,091	129,998	237,089

Elizabeth Frank	56,216	129,998	186,214

Michelle Frymire	107,732	129,998	237,730

Kristian Gathright	99,958	129,998	229,956

Thomas Sullivan	111,577	129,998	241,575

(3)	Todd Dunn’s service as a director ended on May 18, 2022, the date of the 2022 annual meeting.

As of December 31, 2022, each non-employee director held the following restricted (unvested) shares of our common stock:

Name	Restricted Shares

Kevin M. Charlton	5,746

Elizabeth F. Frank	4,514

Michelle M. Frymire	5,761

Kristian M. Gathright	5,573

Richard I. Gilchrist	5,578

Diana M. Laing	3,153

Nicholas P. Shepherd	3,153

Thomas J. Sullivan	5,854

Chief Executive Officer Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2022, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $122,706; and

•	the annual total compensation of our Chief Executive Officer was $12,721,068

Based on this information, for 2022, our Chief Executive Officer’s annual total compensation was 103.67 times that of the median compensated employee (other than the Chief Executive Officer).

Determining the Median Employee:

Employee Population

We used December 31, 2022 as the reference date for identifying our median employee. As of such date, our employee population consisted of 88 individuals, excluding Jackson Hsieh, 86 of whom were full-time employees and two of whom were part-time employees.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we selected compensation as reported to the IRS on Form W-2 as the most appropriate measure of compensation.

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COMPENSATION TABLES

Annual Total Compensation of Median Compensated Employee

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $122,706.

Annual Total Compensation of Chief Executive Officer

For purposes of determining our pay ratio, we determined Jackson Hsieh’s annual total compensation for 2022 was $12,721,068, which, as required by SEC rules, includes his base salary for 2022 as well as the other compensation granted to and earned by him during 2022 for his services and reflected in the Summary Compensation Table above.

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Pay Versus Performance
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year.
With respect to “Compensation Actually Paid to PEO,” due to market fluctuations and stock volatility impacting the Company during the applicable time periods, the compensation for our PEO, Jackson Hsieh, as adjusted, was either negative or elevated as compared to compensation reported in the Summary Compensation Table. This is mainly due to the fact that a large portion (over 70%) of Jackson’s total compensation consists of performance share awards (“PSAs”) and thus the value associated with PSAs can have a significant impact on total compensation reported.
For purposes of calculating “Compensation Actually Paid,” these PSAs are calculated using year-over-year Monte Carlo valuations which incorporate stock price volatility of the Company and each of its peers, as well as other variables. The market fluctuations and stock volatility the Company experienced during the applicable fiscal year heavily impacted the Monte Carlo valuations and resulted in values that were higher or lower than the grant date fair values reported in the Summary Compensation Table in the applicable fiscal year (which are calculated on the grant date for the entire three-year performance period). In addition, “Compensation Actually Paid” takes into account the value of PSAs that actually vest in an applicable year. In 2022, the 2020 PSAs that were eligible to vest were not earned, resulting in significant value reductions to Jackson’s compensation. In 2021, PSA awards vested at the maximum performance level, resulting in a significant value increase to Jackson’s “Compensation Actually Paid.” Thus, it is important to note that the values of outstanding PSAs included in “Compensation Actually Paid” are uncertain and these awards may ultimately not vest at all, as we saw in 2022.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

					Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)(2)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (4)	Net Income ($ in thousands)	AFFO Per Share (5)

2022	12,721,068	(1,055,808)	2,827,896	698,536	98.59	99.67	285,516	3.56

2021	12,549,978	20,415,587	2,843,839	4,329,882	111.49	131.78	171,702	3.31

2020	8,243,447	(1,158,952)	1,988,656	1,319,950	88.03	92.00	26,708	2.95

(1)
Amounts represent compensation “actually paid” to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2022	Jackson Hsieh	Michael Hughes, Ken Heimlich, Jay Young and Rochelle Thomas

2021	Jackson Hsieh	Michael Hughes, Ken Heimlich and Jay Young

2020	Jackson Hsieh	Michael Hughes, Ken Heimlich and Jay Young

(2)	Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, and adjusted as follows:

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PAY VERSUS PERFORMANCE

	2020		2021		2022

Adjustments	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable FY	$(5,543,393)	$(1,028,706)	$(8,486,236)	$(1,574,826)	$(8,972,078)	$(1,634,428)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$4,762,914	$883,870	$10,278,224	$1,907,373	$4,302,442	$783,768

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	—

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(2,070,864)	$(477,133)	$1,284,775	$234,696	$(4,938,693)	$(701,809)

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(8,916,951)	$(194,708)	$3,453,661	$628,230	$(4,201,142)	$(585,976)

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—	—	—

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$2,365,895	$147,971	$1,335,185	$290,570	$32,595	$9,085

Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—	—	—

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—	—	—	—	—

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—	—	—	—	—

TOTAL ADJUSTMENTS	$(9,402,399)	$(668,706)	$7,865,609	$1,486,043	($13,776,876)	$(2,129,360)

(3)
The Fair Value valuation adjustments for PSAs outlined above to calculate compensation actually paid included assumptions that differed from those used in the Company’s grant date fair value calculations. For PSAs, updated assumptions related to expected volatility of the Company, average expected volatility of the Company’s peers, and the risk-free interest rate. Expected volatility was determined using an equal weighting of implied volatility and historical volatility. The following table sets forth the assumptions used to calculate the Fair Value valuation adjustments of PSAs granted to our NEOs as outlined above:

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PAY VERSUS PERFORMANCE

	12/31/2019 a	12/31/2020	12/31/2021	12/31/2022
PSA
2017 One-Time Award b

Expected Volatility of Company	20.60%	—	—	—

Average Expected Volatility of Peers	19.03%	—	—	—

Risk-Free Interest Rate	1.57%	—	—	—
2018 Annual Award

Expected Volatility of Company	20.60%	—	—	—

Average Expected Volatility of Peers	19.03%	—	—	—

Risk-Free Interest Rate	1.59%	—	—	—
2018 One-Time Award c

Expected Volatility of Company	20.60%	47.80%	—	—

Average Expected Volatility of Peers	19.03%	44.66%	—	—

Risk-Free Interest Rate	1.58%	0.09%	—	—
2019 Annual Award

Expected Volatility of Company	20.60%	47.80%	—	—

Average Expected Volatility of Peers	19.03%	44.66%	—	—

Risk-Free Interest Rate	1.58%	0.10%	—	—
2020 Annual Award

Expected Volatility of Company	—	47.80%	41.60%	—

Average Expected Volatility of Peers	—	45.87%	38.95%	—

Risk-Free Interest Rate	—	0.13%	0. 39%	—
2021 Annual Award

Expected Volatility of Company	—	—	41.60%	22.30%

Average Expected Volatility of Peers	—	—	38.95%	25.86%

Risk-Free Interest Rate	—	—	0.73%	4.73%
2022 Annual Award

Expected Volatility of Company	—	—	—	22.30%

Average Expected Volatility of Peers	—	—	—	26.18%

Risk-Free Interest Rate	—	—	—	4.41%

a.	The year-end 2019 valuation data is included because it was used to calculate the valuation adjustment for the 2020 reportable year.

b.	This represents a one-time award granted to Jackson Hsieh in connection with his hiring and promotion to CEO.

c.
This represents a
one-time
award granted to Michael Hughes in connection with his hiring as CFO. Accordingly, Mr. Hughes award is excluded from the “2018 Annual Awards” section since such awards were granted to executives before Mr. Hughes joined the Company.

(4)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the NAREIT US Equity REIT Index (the “Peer Group”).

(5)	AFFO Per Share is a non-GAAP measure. Refer to Annex A for our definition of AFFO per Share and a reconciliation of AFFO to net income.

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PAY VERSUS PERFORMANCE

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The line graphs below compare (i) the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (ii) our cumulative TSR, (iii) our Peer Group TSR, (iv) our Net Income, and (v) our AFFO Per Share in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.
TSR amounts reported in the graph assume an initial fixed investment of $100.

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PAY VERSUS PERFORMANCE

Pay Versus Performance Tabular List for fiscal year ended December 31, 2022
For the fiscal year ended December 31, 2022, we believe the following performance measures represent the most important financial performance measures used by us in 2022 to link compensation actually paid to our NEOs for fiscal year ended December 31, 2022:

•	AFFO Per Share;

•	Debt to EBITDA Leverage;

•	Capital Deployment; and

•	Relative TSR
For additional details regarding our most important financial performance measures, please see the section titled “Annual Performance Based Cash Incentive Compensation” and “LTIP Equity Based Incentives” on pages 39 through page 45 of this Proxy Statement.
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Table:

The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2022 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in (a))

Equity compensation plans approved by shareholders (1)	336,614	—	4,428,212

Equity compensation plans not approved by shareholders	—	—	—

Total	336,614	—	4,428,212

(1)	Consists of shares of common stock reserved for future issuance pursuant to our 2012 Plan.

(2)
Includes 336,614 outstanding target performance shares that have been granted, but not yet issued, as of December 31, 2022. Grantees of performance shares granted in fiscal year end 2021 and 2022 are eligible to vest in up to 375% of the target number of performance shares.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 1 Election of Directors

The following table provides a summary of our nine director nominees, all of whom currently serve on our Board. Directors are elected annually by a majority of votes cast in uncontested elections.

The Board recommends that you vote “FOR” each of the named director nominees.

Name	Age	Served Since	Independence	Current Committees

Kevin M. Charlton	57	2009	Independent	Compensation

Elizabeth F. Frank	53	2019	Independent	Audit; Nominating and Corporate Governance

Michelle M. Frymire	56	2021	Independent	Audit; Nominating and Corporate Governance

Kristian M. Gathright	50	2021	Independent	Nominating and Corporate Governance

Richard I. Gilchrist	77	2012	Independent	Compensation; Lead Independent Director; Chairman of the Board

Jackson Hsieh	62	2017	Employed by Spirit Realty Capital, Inc.

Diana M. Laing	68	2018	Independent	Audit (Chairperson)

Nicholas P. Shepherd	64	2012	Independent	Compensation; Nominating and Corporate Governance (Chairperson)

Thomas J. Sullivan	60	2021	Independent	Compensation (Chairperson)

Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee and, therefore, will have no effect.

If an incumbent director does not receive a majority of the votes cast, that director must promptly tender his or her resignation as a director. The Nominating and Corporate Governance Committee will promptly consider any such resignation and will make a recommendation to the full Board as to whether to accept or reject the resignation or take other action. A director whose resignation is being considered may not participate in the deliberations or vote concerning the resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the shareholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the SEC or by other public announcement.

We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualifies, or until the earlier of his or her death, resignation or removal. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

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PROPOSALS REQUIRING YOUR VOTE

Nominees’ Skills, Experience and Qualifications

The Nominating and Corporate Governance Committee performs an annual assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year.

Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Charlton, Kevin M.	Frank, Elizabeth F.	Frymire, Michelle M.	Gathright, Kristian M.	Gilchrist, Richard I.	Hsieh, Jackson	Laing, Diana M.	Shepherd, Nicholas P.	Sullivan, Thomas J.

INDEPENDENCE: Pursuant to NYSE standards

FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards

FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions

SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership

GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved

REAL ESTATE EXPERIENCE: Real estate experience and knowledge in the retail and/or service sectors

REIT EXPERIENCE: Expertise in the processes and systems that drive successful outcomes in a REIT business model

M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business

CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money

EXTERNAL RISK OVERSIGHT:

Experience in assessing various types of external risk and ensuring an effective risk management strategy (which may include experience with cybersecurity threats, insurance products, and/or market condition risks)

INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks

HUMAN CAPITAL MANAGEMENT: Experience in successful succession planning and evaluating and measuring effective team performance and culture

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PROPOSALS REQUIRING YOUR VOTE

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Charlton, Kevin M.	Frank, Elizabeth F.	Frymire, Michelle M.	Gathright, Kristian M.	Gilchrist, Richard I.	Hsieh, Jackson	Laing, Diana M.	Shepherd, Nicholas P.	Sullivan, Thomas J.

LEGAL/REGULATORY: Experience in compliance oversight, use of outside counsel and leveraging other legal resources

PUBLIC COMPANY: Experience as executive or board member with a public company

TECHNOLOGY: Experience with technology disruption and/or leveraging technology to optimize asset management

EXPERIENCE WITH IMPACTS ON COMPANIES WITH MAJOR CHANGE: Experience working with companies undergoing strategic shifts

LONG TERM STAKEHOLDER VALUE:

Understanding of the societal, environmental, and/or corporate governance factors that drive and sustain long term value for all of our stakeholders (employees, shareholders, tenants, and community)

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PROPOSALS REQUIRING YOUR VOTE

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the Record Date. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

Jackson Hsieh
Age: 62 / Director since 2017

Business Experience: Jackson Hsieh joined Spirit as

President and Chief Operating Officer on September 7, 2016 and

was appointed Chief Executive Officer and President on July 25,

2017. Jackson previously worked for Morgan Stanley (NYSE: MS),

Key Skills and Qualifications:

•  Experience as a successful operating executive

•  Extensive expertise in the real estate investment industry

•  Knowledge of public real estate investment trusts

•  Public company board experience

where he served as Managing Director and Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to this, Jackson was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions.

Current Public Company Directorships: Jackson currently serves on the board of directors and the audit, compensation, nominating and corporate governance, and acquisitions committees of the board of directors of HERSHA Hospitality Trust.

Other Directorships or Experience: Jackson also serves on the Advisory Board of Governors for NAREIT. From 2018 to 2019, Jackson served on the board of trustees of Spirit MTA REIT, an externally managed, publicly traded REIT (in 2020 SMTA converted to SMTA Liquidating Trust).

Education: Jackson received a bachelor’s in Architecture from the University of California at Berkeley and a master’s degree in Architecture from Harvard University.

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PROPOSALS REQUIRING YOUR VOTE

Kevin M. Charlton
Age: 57 / Director since 2009 / Compensation Committee

Business Experience: Kevin Charlton is the Chief Executive

Officer of NewHold Investment Corporation II (NASDAQ: NHIC), a

special purpose acquisition corporation targeting industrial technology companies. Kevin was previously Chief Executive

Key Skills and Qualifications:

•  Extensive experience and knowledge of finance and capital markets

•  Experience with growth companies, mergers and acquisitions

•  Public and private company board experience

Officer of New Hold Investment Company I, which completed a merger with Evolv Technology in July 2021 (Evolv Technology (NASDAQ: EVLV) is the surviving company). Kevin also serves as Co-Chairman of NewHold Enterprises, a holding company that focuses on industrial, manufacturing, distribution, and business service companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities, as well as portfolio company management. Kevin previously served as President and Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corporation III, a blank check company (“HCAC III”) and successor to HCAC and HCAC II (described below). Kevin resigned from his role as President and Chief Operating Officer of HCAC III in 2018, following the acquisition by HCAC III of NRCG Group. From June 2013 to June 2017, Kevin served as Managing Partner of River Hollow Partners. From August 2009 to June 2013, Kevin was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Kevin worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.

Current Public Company Directorships: Kevin serves on the board and as chair of the compensation committee of Evolv Technology (NASDAQ: EVLV).

Other Directorships or Experience: Kevin serves on the board of directors of American AllWaste, an environmental services company, F&S Tools, a precision tooling manufacturer, and Macro Energy, an LED lighting company. From February 2017 to January 2021, Kevin served on the board of directors of Daseke, Inc., a national provider of open deck, heavy haul transportation services, served as chairman of the compensation committee and as a member of the nominating and corporate governance committee. Kevin was also the President & Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corp. (“HCAC”) and Hennessy Capital Acquisition Corporation II (“HCAC II”), two publicly traded blank check companies founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, which trades on NASDAQ under BLBD, at which point he resigned from his positions. In February 2017, HCAC II successfully completed a merger with Daseke, Inc., described above, which trades on NASDAQ under DSKE. Kevin resigned from his role on the board of directors of HCAC II in 2017, HCAC III in 2019, and DSKE in 2021. From 2014 to 2018 Kevin served on the board of director of Dancing Deer Baking Co. In addition, he has served on the boards of directors of more than 25 private companies in a variety of roles.

Education: Kevin graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

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PROPOSALS REQUIRING YOUR VOTE

Elizabeth F. Frank
Age: 53/ Director since 2019 / Audit Committee / Nominating and Corporate Governance Committee

Business Experience: Elizabeth Frank serves as Executive

Vice President, Worldwide Programming & Chief Content Officer

for AMC Theatres, the world’s largest movie theatre company

(NYSE: AMC). Elizabeth leads teams based in Kansas City,

Key Skills and Qualifications: • Extensive business experience and strategic skills • Experience in consumer and service-oriented retail sectors
Los Angeles, and London that are responsible for sourcing and scheduling movies for AMC’s 11,000+ screens across the United States and Europe, as well as promoting, pricing, and selling 375 million movie tickets annually. Elizabeth joined AMC in 2010. Prior to this, Elizabeth served as Senior Vice President, Global Programs for AmeriCares from 2006 to 2010, Vice President, Corporate Strategic Planning for Time Warner from 2003 to 2006 and Partner for McKinsey & Company, with a focus on consumer practice from 1994 to 2003.

Current Public Company Directorships: None.

Other Directorships or Experience: Elizabeth serves as a director on the board of directors of AmeriCares (a 501I(3) organization) and Fathom Events. From 2011 to 2017, Elizabeth served as a director on the board of directors of Open Read Films.

Education: Elizabeth earned her B.S. in business marketing from Lehigh University and her Master of Business Administration from Harvard Business School.

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PROPOSALS REQUIRING YOUR VOTE

Michelle M. Frymire
Age: 56 / Director since 2021/ Audit Committee/ Nominating and Corporate Governance Committee
Business Experience: Most recently, Michelle Frymire served as Chief Executive Officer of CWT (formerly Carlson Wagonlit Travel), one of the world’s largest travel management platforms

Key Skills and Qualifications:

•  Extensive experience in finance and financial expertise

•  Technology-based knowledge and experience including internal and external risk oversight

•  Executive leadership and management experience

•  Public and private company board experience

providing business travel, meetings, and events management for some of the world’s largest global companies. Previous to serving as the CEO, Michelle was President and CFO and was responsible for driving global business strategy and transformation by building an integrated and collaborative approach to business support and change across CWT. She oversaw the accounting and finance, procurement, real estate, enterprise strategy and planning, human resources and technology functions globally for CWT. Prior to joining CWT, Michelle was Chief Financial Officer for U.S. Risk Insurance Group, LLC, a privately owned specialty lines underwriting manager and wholesale broker from 2017 to 2019. From 2015 to 2017 she served as Chief Financial Officer for Service King Collision Repair Centers. From 2009 to 2015 she served in a variety of roles for The Service Master Companies, Inc., most recently as Vice President, Corporate FP&A and Strategy. From 2009 to 2013, Michelle was Chief Financial Officer for TruGreen and from 2005 to 2009, Michelle was Chief Financial Officer, Vacation Ownership for Starwood Hotels & Resorts Worldwide, Inc.

From 1998 to 2005, Michelle served in a variety of roles for Delta Air Lines, Inc., including Vice President, Finance- Marketing, International, Network and Technology. Prior to this, Michelle was the Managing Director, Financial Planning, Analysis and Systems for Continental Airlines from 1994 to 1998. Lastly, from 1991 to 1994, Michelle was Senior Financial Analyst, FP&A with American Airlines Group, Inc.

Current Public Company Directorships: Michelle serves on the board of directors of Sonder Inc. (NASDAQ: SOND) and serves as chair of the nominating and corporate governance and social responsibility committees and member of the audit committee. Michelle also serves on the board of directors of Cedar Fair, L.P. (NYSE: FUN) and is a member of the audit committee.

Other Directorships or Experience: Michelle serves as chair of the board of directors of Family Gateway. Michelle also serves on the board of trustees of Greenhill School of Addison, Texas, as well as chair of the capital campaign committee and member of the executive committee. From April 2022 to November 2022 Michelle served as a member of the advisory board for United States Travel and Tourism. From 2019 to 2021, Michelle served as a director on a number of subsidiary boards of directors of Carlson Travel, Inc. and from 2021 to May 2022 as a director on the board of directors of CWT Travel Holdings, Inc.

Education: Michelle received a B.A. in Economics from Austin College and an M.B.A. from the University of Texas at Austin McCombs School of Business.

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PROPOSALS REQUIRING YOUR VOTE

Kristian M. Gathright
Age: 50 / Director since 2021/ Nominating and Corporate Governance Committee

Business Experience: Kristian Gathright is founder and

principal of KMG Advisors, LLC, a venture investment and

advisory company. Kristian also serves as an advisor at Derive-

Ventures, a venture capital firm investing in the advancement of travel

Key Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of a public REIT

•  Experience as a successful operating executive, including experience with risk management

•  Public and private company board experience

and hospitality. Formerly, Kristian was Executive Vice President, Asset Management and Chief Operating Officer of Apple Hospitality REIT, Inc. (NYSE: APLE), a real estate investment trust that owns one of the largest portfolios of upscale, rooms-focused hotels in the United States, from 2007 to 2020. Kristian held various senior management positions with each of the former Apple REIT Companies from inception until they were sold to a third party or merged with Apple Hospitality REIT. Kristian joined the Apple REIT Companies in 1999. Kristian played an instrumental role in building a strong corporate culture, maximizing value through effective management of brand, operator and supplier relationships, utilizing a data-driven approach to drive superior results and evaluating and executing several strategic transactions.

Prior to joining Apple Hospitality REIT, Kristian served as AVP, Investor Relations Manager of Cornerstone Realty Income Trust from 1998 to 1999. From 1996 to 1998, Kristian was Regional Controller and Asset Manager of United Dominion Realty Trust. Lastly, from 1994 to 1996, Kristian was an auditor with Ernst & Young LLP.

Current Public Company Directorships: Kristian serves on the board of directors of Apple Hospitality REIT, Inc (NYSE: APLE).

Other Directorships or Experience: Kristian currently serves on the board of directors of: YMCA of Greater Richmond, The Community Foundation of Richmond, McIntire School of Commerce Advisory Board, StartUp Virginia, NextUP, Maymont, Richmond Symphony Foundation and UVA Foundation Board. From 2019 to 2020, Kristian served on the board of directors of American Hotel and Lodging Association and Virginia Chamber of Commerce. From 2015 to 2020, Kristian served on the board of directors of ChamberRVA. From 2016 to 2022 Kristian served on the board of directors of St. Christopher School. From 2017 to 2022 Kristian served on the board of directors of Truist Advisory Board. From 2020 to February 2023 Kristian served on the board of directors of Common House, LLC.

Education: Kristian received a B.S. in Accounting, Graduate with Distinction, from the McIntire School of Commerce at the University of Virginia.

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PROPOSALS REQUIRING YOUR VOTE

Richard I. Gilchrist
Age: 77 / Director since 2012 / Chairman of the Board; Compensation Committee

Business Experience: Most recently, Richard Gilchrist served as Senior Advisor at The Irvine Company, a privately-held real estate investment company. From 2006 to 2011, he served as

President of The Irvine Company’s Investment Properties Group.

Key Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT

•  Knowledge and experience in internal and external risk oversight

•  Extensive current and former experience as a member of the board of directors of public REITs

From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Richard served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Richard worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Richard co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.

Current Public Company Directorships: Richard currently serves on the board of directors of Blackstone Real Estate Income Trust (“BREIT”), a non-traded REIT, and serves on its audit and nominating and corporate governance committees and is Chair of the affiliated transactions committee.

Other Directorships or Experience: Richard is a member Emeritus of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011. In addition, he is a member of the Advisory Board of the University of California, Los Angeles School of Law. From 2011 to 2021, Gilchrist served on the board of directors of Ventas, Inc. (NYSE:VTR), a publicly traded REIT, and served as the Chair of both the investment committee and the executive compensation committee.

Education: Richard received a B.A. in political science and economics from Whittier College and a J.D. from UCLA School of Law.

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PROPOSALS REQUIRING YOUR VOTE

Diana M. Laing
Age: 68 / Director since 2018 / Audit Committee (Chair)

Business Experience: Diana Laing was the Chief Financial

Officer for American Homes 4 Rent (NYSE: AMH), a REIT investing in single-family rental homes, from 2014 to June 30, 2018. Diana’s areas of responsibility included capital markets strategy and

Key Skills and Qualifications:

•  Extensive experience in commercial real estate, corporate finance and capital markets

•  Executive leadership and management experience

•  Public and private company board experience

implementation, information technology, accounting and financial reporting, investor relations, budgeting and forecasting and risk management. Before AMH, Diana was the Chief Financial Officer and Corporate Secretary for Thomas Properties Group, Inc. (NYSE: TPGI), a real estate operating company investing in Class A office properties throughout the United States prior to its merger into Parkway Properties, Inc. in December 2013. Diana served as Principal and Chief Financial Officer at New Pacific Realty from 2001 to 2003, and as Chief Financial Officer at each of FirstSource Corporation from 2000 to 2001, Arden Realty from 1996 to 2000 and Southwest Property Trust from 1986 to 1996. Diana started her career as an auditor at Arthur Andersen & Company.

Current Public Company Directorships: Diana currently serves as chair of the board of directors of CareTrust REIT, Inc. (NASDAQ: CTRE) and member of the compensation committee of CTRE. Diana also serves as a director on the board of directors of Alexander and Baldwin (NYSE: ALEX) and is a member of the audit and compensation committees of ALEX. Diana also serves as a director on the board of directors of Host Hotels and Resorts (NASDAQ: HST) and is a member of the audit committee of HST. Diana served as a director on the board of directors of The Macerich Company (NYSE: MAC) from 2003 until the end of October 2022.

Other Directorships or Experience: Diana serves on the board of trustees for Oklahoma State University Foundation and is a member of the budget and compensation committees. Diana is also a director for RREEF Core Plus Industrial Fund and is a member of the audit and nominating and corporate governance committees.

Education: Diana received a B.S. in Accounting from Oklahoma State University.

74	Spirit Realty Capital | 2023 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Nicholas P. Shepherd
Age: 64 / Director since 2012 / Nominating and Corporate Governance Committee (Chair)/ Compensation Committee

Business Experience: From 2009 to 2015, Nicholas

Shepherd served as the President and Chief Executive Officer of

TGI Fridays Inc. From 1995 to 2007, Nicholas worked for

Blockbuster, Inc., serving as the Chief Operating Officer during 2007,

Key Skills and Qualifications:

•  Experience as a successful operating executive

•  Experience in consumer and restaurant retail sectors

•  Knowledge and experience with growth companies and risk oversight and management

•  Public and private company board experience

President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Nicholas served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and Founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Nicholas worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Nicholas works as a Business Advisor as the Principal at Ten in Five Management LLC.

Current Public Company Directorships: Nicholas serves on the board of directors of Fiesta Restaurant Group (NASDAQ: FRGI). He is currently a member of the audit and compensation committees.

Other Directorships or Experience: From 2013 to 2015, Nicholas served on the board of directors of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Nicholas served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Nicholas served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.

Education: Nicholas earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

Spirit Realty Capital | 2023 Proxy Statement	75

PROPOSALS REQUIRING YOUR VOTE

Thomas J. Sullivan
Age: 60 / Director since 2021/ Compensation Committee (Chair)

Business Experience: Thomas Sullivan serves as an operating

partner with SG Special Situations Fund L.P., whose investment manager is Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds. Prior to joining

Key Skills and Qualifications:

•  Extensive operating and financial management experience including in the financial services industry

•  Public and private company board experience

•  Experience with growth companies, mergers and acquisitions

Standard General L.P. in June 2016, Thomas was the managing partner of Smallwood Partners, LLC, a financial advisory services firm from 2009 to 2015. From 1996 to 2008, Thomas Sullivan was a managing director of Investcorp International, Inc., a global middle market private equity firm. From 1993 to 1996, Thomas was Vice President and Treasurer of The Leslie Fay Companies, Inc. Lastly, from 1989 to 1993, Thomas held multiple positions with Arthur Anderson & Co.

Current Public Company Directorships: Thomas is chairman of the board of directors of NewHold Investment Corporation II (NASDAQ: NHIC), a special purpose acquisition company, and is a member of the nominating committee. Thomas also serves as a trustee on the board of trustees of SMTA Liquidating Trust (successor to Spirit MTA REIT). Prior to its dissolution on January 1, 2020 and the establishment of SMTA Liquidating Trust, Thomas served on the board of trustees of Spirit MTA REIT, an externally managed, publicly traded REIT, and was chair of its compensation committee and a member of its audit committee and related party transactions committee.

Other Directorships or Experience: Thomas serves as chairman of the board of directors of Totes Isotoner Corporation and is chairman of the compensation committee. Thomas serves as a member of the board of directors of Investcorp Credit Management Business and is chairman of the nominating and corporate governance committee. Thomas serves as a member of the advisory board of directors of Heartsong, Inc. Thomas served as a member of the board of directors, including as a member of the audit committee, finance committee and budget advisory committee, of Media General Inc. from 2013 to 2017. From 2015 to 2017, Thomas served on the board of directors of Hennessy Capital Acquisition Corporation. Thomas also served as a member of the board of directors and was lead director of the suitability committee and chairperson of the nominating and governance committee of American Apparel Inc. from 2014 to 2016. Additionally, Thomas served on the board of directors for Millennium Custodial Trust from 2010 to 2018, Accredited Mortgage Loan REIT from 2009 to 2016, New Young Broadcasting Co. from 2009 to 2014 and Utility Service Partners, Inc. from 2011 to 2014.

Education: Thomas earned his B.S. in Accountancy from Villanova University.

We did not receive any shareholder recommendations for director candidates for election at the 2023 Annual Meeting.

Our Board recommends you vote “FOR” each of the foregoing Director Nominees

76	Spirit Realty Capital | 2023 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Proposal 2 Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2023

Ernst & Young LLP audited our financial statements for the year ended December 31, 2022 and has been our independent registered public accounting firm since 2003. The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no impact on the outcome of the vote for this Proposal. There will be no broker non-votes on this Proposal. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2023.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm:

The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2021 and 2022:

	Fiscal Year Ended December 31,

	2021	2022

Audit Fees	1,611,314	1,622,050

Audit-Related Fees	—	—

Tax Fees	181,626	202,416

All Other Fees	—	—

Total Fees	1,792,940	1,824,466

Audit Fees:

Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.

Audit-Related Fees:

This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements but are not included in the Audit Fees category. Such fees are primarily associated with services related to internal controls.

Tax Fees:

Includes tax preparation services and domestic tax planning and advice.

All Other Fees:

Includes fees for any products or services not included in Audit Fees or Tax Fees, such as access to online accounting research tools.

All of the services performed by Ernst & Young LLP for the Company during 2022 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Spirit Realty Capital | 2023 Proxy Statement	77

PROPOSALS REQUIRING YOUR VOTE

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Board recommends you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023

Proposal 3 Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added provisions to Section 14A of the Exchange Act that enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Approval of the advisory resolution to approve our executive compensation requires that the number of votes cast “FOR” the proposal represents a majority of the total votes cast on the proposal. Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” section, in accordance with SEC rules. Abstentions and broker non-votes are not counted as votes “for” or “against” and therefore, will have no effect.

Our executive compensation programs are designed to achieve certain key objectives of the Company, including: (i) enabling us to attract, motivate and retain executive talent critical to our success; (ii) linking the compensation of our executives to the achievement of operational and strategic goals of the Company; (iii) providing balanced incentives to our executives that do not promote excessive risk-taking; and (iv) encouraging our executives to become long-term shareholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals and provide long-term incentive compensation that focuses our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders.

Although this advisory “say-on-pay” resolution is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of Spirit Realty Capital, Inc. approve, on an advisory basis, the 2022 compensation of Spirit Realty Capital, Inc.’s Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Spirit Realty Capital, Inc.’s Proxy Statement for the 2023 Annual Meeting of Shareholders.”

Our Board and shareholders have determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our shareholders on an annual basis. Thus, our next vote is expected to be held at our annual meeting of shareholders in 2024.

Our Board recommends you vote “FOR” the advisory resolution to approve the compensation of our Named Executive Officers as described in this Proxy Statement

78	Spirit Realty Capital | 2023 Proxy Statement

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS

How many votes are required to transact business at the Annual Meeting?

The holders of a majority of our common shares outstanding as of the close of business on March 9, 2023 must be present at the Annual Meeting or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Shareholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

What is householding?

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit shareholders who share the same address and last name, unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call 1-866-648-8133, email paper@investorelections.com or visit www.investorelections.com/SRC. Shareholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.

How do I revoke a vote?

If you are a shareholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than prior to the start of the Annual Meeting;

•

Deliver a written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

•	Attend the Annual Meeting and vote at the meeting (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?

Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited on behalf of the company in person, by telephone or e-mail, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

How do I attend the 2023 Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Spirit shareholder as of the close of business on March 9, 2023 or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (such as a driver’s license), and proof of ownership of shares of our common stock on March 9, 2023, the record date for the Annual Meeting. Proof of ownership can be accomplished through the following:

•	A brokerage statement or letter from your broker or custodian with respect to your ownership of shares of our common stock on March 9, 2023;

•	A printout of the proxy distribution email (if you receive your materials electronically);

•	A proxy card;

Spirit Realty Capital | 2023 Proxy Statement	79

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

•	A voting instruction form; or

•

A legal proxy provided by your broker or custodian. For the safety and security of our shareholders, we will be unable to admit you to the Annual Meeting if you do not present photo identification and proof of ownership of shares of our common stock or if you otherwise refuse to comply with our security procedures.

Voting your shares prior to the Annual Meeting will not prevent you from changing your vote at the Annual Meeting if you choose to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Can I ask a question at the 2023 Annual Meeting?

A shareholder that is able to attend the Annual Meeting will have the opportunity to ask questions during the relevant portion of the meeting that is reserved for questions and answers. We intend to respond to questions pertinent to meeting matters. Questions on similar topics may be combined and answered together.

ADDITIONAL INFORMATION

Company Headquarters and Website

The Company’s principal executive office is located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is www.spiritrealty.com. Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 accompanies this Proxy Statement. Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Investor Relations, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations page of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse us for our reasonable costs to provide those exhibits.

Incorporation by Reference

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

Requirements for Submission of Shareholder Proposals for the 2023 Annual Meeting of Shareholders

Under SEC rules, any shareholder proposal intended to be presented at the 2024 Annual Meeting of Shareholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than November 24, 2023, and meet the requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.

Under our Bylaws, shareholders seeking to introduce an item for business or to nominate a person for election as a director at an annual meeting but not intending for any such proposal to be included in our proxy materials for that meeting must comply with the advance notice requirements set forth in our Bylaws. For director nominations and other shareholder proposals, the shareholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for shareholder action. To be timely, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business at our 2024 Annual Meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the 2023 Annual Meeting was released to shareholders; however, if we hold our 2024 Annual Meeting more than 30 days before or after the one-year anniversary date of this year’s Annual Meeting, we must receive the notice not earlier than the 150th day and not later than the 120th day prior to the 2024 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2024 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

80	Spirit Realty Capital | 2023 Proxy Statement

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

Shareholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Other Matters

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy statement contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business. When used in this Proxy Statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the CPI; our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of our retail tenants and the demand for retail space; our ability to diversify our tenant base; the nature and extent of future competition; increases in our costs of borrowing as a result of changes in interest rates and other factors; our ability to access debt and equity capital markets; our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due; our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants; our ability to manage our expanded operations; our ability and willingness to maintain our qualification as a REIT; the impact on our business and those of our tenants from epidemics, pandemics or other outbreaks of illness, disease or virus; and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

The foregoing risks and uncertainties are not exhaustive and additional risks and uncertainties could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements. For a discussion of additional risk and uncertainties, see the factors described under the caption “Item 1A. Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2022, which accompanies this Proxy Statement.

All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

Spirit Realty Capital | 2023 Proxy Statement	81

ANNEX A

Reconciliation of Non-GAAP Financial Measures

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2022

Net income attributable to common stockholders (1)	$275,166

Portfolio depreciation and amortization	292,410

Portfolio impairments	37,156

Gain on dispositions of assets	(110,900)

Funds from operations (FFO) attributable to common stockholders	$493,832

Loss on debt extinguishment	172

Deal pursuit costs	4,655

Non-cash interest expense, excluding capitalized interest	9,486

Straight-line rent, net of uncollectible reserves	(36,902)

Other amortization and non-cash charges	(2,190)

Non-cash compensation expense (2)	17,364

Costs related to COVID-19 (3)	6

Other income	(5,679)

Adjusted funds from operations (AFFO) attributable to common stockholders	$480,744

Net income per share of common stock - diluted	$2.04

FFO per share of common stock - diluted (4)	$3.66

AFFO per share of common stock – diluted (4)	$3.56

Weighted average shares of common stock outstanding — diluted	134,645,651

(1)	Amount is net of distributions paid to preferred stockholders for the year ended December 31, 2022.

(2)	Included in general and administrative expenses.

(3)	Included in general and administrative expense and primarily relate to legal fees for executing rent deferral or abatement agreements.

(4)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

Spirit Realty Capital | 2023 Proxy Statement	A-1

ANNEX A

Adjusted Debt, EBITDAre, Adjusted EBITDAre and Annualized Adjusted EBITDAre

December 31, 2022

2019 Credit Facility	$55,500

2022 Term Loans, net	792,309

Senior Unsecured Notes, net	2,722,514

Mortgages payable, net	4,986

Total debt, net	3,575,309

Unamortized debt discount, net	9,556

Unamortized deferred financing costs	25,460

Cash and cash equivalents	(8,770)

Restricted cash	(53,183)

Adjusted Debt	$3,548,372

Three Months Ended December 31, 2022

Net income	$70,080

Interest	33,049

Depreciation and amortization	76,379

Income tax expense	257

Gain on dispositions of assets	(47,793)

Portfolio impairments	26,060

EBITDAre	$158,032

Adjustments to revenue producing acquisitions and dispositions	2,785

Construction rent collected, not yet recognized in earnings	325

Deal pursuit costs	3,165

Non-cash compensation expense	4,559

Adjusted EBITDAre	$168,866

Adjustments related to straight-line rent (1)	882

Other adjustments for Annualized Adjusted EBITDAre (2)	(634)

Annualized Adjusted EBITDAre	$676,456

Total Debt, Net/Annualized Net Income(3)	12.8x

Adjusted Debt / Annualized Adjusted EBITDAre	5.2x

(1)	Adjustment relates to current period amounts deemed not probable of collection related to straight-line rent recognized in prior periods.

(2)

Adjustment relates to current period recoveries related to prior period rent deemed not probable of collection, prior period property costs and certain other income where annualization would not be appropriate.

(3)	Represents net income for the three months ended December 31, 2022

A-2	Spirit Realty Capital | 2023 Proxy Statement

OUR STORY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in single-tenant, operationally essential real estate assets, subject to long-term leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk-adjusted returns and steady dividend growth for our shareholders.

At Spirit, we have a long-term vision to consistently outperform the competition—and ourselves. We create thriving partnerships through successful investments based on a strategy of disciplined acquisitions, proactive portfolio management, and a strong balance sheet. Our expert team keeps the stakeholders' objectives at the center of each lease-structuring engagement, combining time-tested investment strategies with leading-edge data analysis to drive performance.

Our relentless commitment to deliver enduring value is evident in the investments we make. As of December 31, 2022, our diverse portfolio of 2,115 retail, industrial and other properties was leased to 351 tenants operating in 34 industries across 49 states. As of December 31, 2022, our properties were approximately 99.9% occupied. More information about Spirit Realty Capital can be found on the Investor Relations section of our website at **www.spiritrealty.com.**

2727 N HARWOOD ST, STE 300, DALLAS, TX 75201
866.557.7474 | SPIRITREALTY.COM

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/SRC ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote

PHONE Call 1-866-256-1217 ● Use any touch-tone telephone, 24 hours a day, 7 days a week ● Have your Proxy Card ready ● Follow the simple recorded instructions

MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided

Spirit Realty Capital, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 9, 2023

TIME:	Wednesday, May 3, 2023 8:30 AM, Central Time

PLACE:	2727 N. Harwood Street, Suite 300 Dallas, TX 75201

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jay Young and Rochelle Thomas, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Spirit Realty Capital, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Spirit Realty Capital, Inc.

Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of nine directors nominated by our Board of Directors and named in our Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified
		FOR	AGAINST	ABSTAIN
	1.01 Kevin M. Charlton	☐	☐	☐	FOR

	1.02 Elizabeth F. Frank	☐	☐	☐	FOR

	1.03 Michelle M. Frymire	☐	☐	☐	FOR

	1.04 Kristian M. Gathright	☐	☐	☐	FOR

	1.05 Richard I. Gilchrist	☐	☐	☐	FOR

	1.06 Jackson Hsieh	☐	☐	☐	FOR

	1.07 Diana M. Laing	☐	☐	☐	FOR

	1.08 Nicholas P. Shepherd	☐	☐	☐	FOR

	1.09 Thomas J. Sullivan	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	☐	☐	☐	FOR

3.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in our Proxy Statement	☐	☐	☐	FOR

4.	Such other business as may properly come before the Shareholders at the Annual Meeting or any postponements or adjournments or postponements thereof

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date